As filed with the Securities and Exchange Commission on November 26, 1996
                                                   Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                          ----------------------------
                                    FORM SB-2
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                       COTTON VALLEY RESOURCES CORPORATION
                 (Name of Small Business Issuer in Its Charter)

               Ontario, Canada                                    1381                                      98-0164357
                                                                                             (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation (Primary Standard Industrial Classification
              or Organization)                                Code Number)
       8350 North Central Expressway                 8350 North Central Expressway                         Peter Lucas
                Suite M2030                                   Suite M2030                         8350 North Central Expressway
            Dallas, Texas 75206                           Dallas, Texas 75206                              Suite M2030
               (214) 363-1968                                                                          Dallas, Texas 75206
                                               (Address of Principal Place of Business or                 (214) 363-1968
 (Address and Telephone Number of Principal      Intended Principal Place of Business)
             Executive Offices)                                                               (Name, Address and Telephone Number of
                                                                                                        Agent for Service)
                                                     ------------------------------

           Norman R. Miller, Esq.                            Copies to:                            Maurice J. Bates, L.L.C.
         Alexandra Christian, Esq.                                                              8214 Westchester, Suite 500
     Wolin, Fuller, Ridley & Miller LLP                                                              Dallas, Texas 75225
        1717 Main Street, Suite 3100                                                             Telephone: (214) 692-3566
            Dallas, Texas 75201                                                                      Fax: (214) 987-2091
         Telephone: (214) 939-4906
            Fax: (214) 939-4949
                                                   ------------------------------

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE



     Title of Each Class of        Dollar Amount         Proposed Maximum            Proposed Maximum            Amount of
  Securities to be Registered    to be Registered   Offering Price per Unit(1)  Aggregate Offering Price(1)   Registration Fee
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
Units for public sale(2)           $8,625,000(3)             $6.00(3)                  $8,625,000(3)             $2,614(3)
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
8% Cumulative Convertible                -                      -                            -                       -
Preferred Stock, no par value(4)
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
Redeemable Common Stock
Purchase Warrants(5)               $4,687,500(6)             $3.00(6)                  $4,687,500(6)             $1,420(6)
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
Units subject to Underwriters'
warrants(7)                          $ 900,000                $7.20                      $ 900,000                 $ 273
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
Common stock, no par value(8)            -                      -                            -                       -
-------------------------------- ----------------- ---------------------------- ---------------------------- ------------------
Total                               $14,212,500                 -                       $14,212,500                $4,307
================================ ================= ============================ ============================ ==================



(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Includes 1,250,000 Units proposed for sale to the public and 187,500 Units underlying the Underwriters' over-allotment option.

(3) Includes the 8% Cumulative Convertible Preferred Stock, the Redeemable Common Stock Purchase Warrants, and the common stock underlying the 8% Cumulative Convertible Preferred Stock, for which no additional consideration will be received.

(4) Includes 1,437,500 shares underlying Units proposed for sale to the public and subject to the Underwriters' over-allotment option and 125,000 shares underlying Units subject to Underwriters' warrants.

(5) Includes 1,437,500 warrants underlying Units proposed for sale to the public and subject to the Underwriters' over-allotment option and 125,000 warrants underlying Units subject to Underwriters' warrants.

(6) Pursuant to Rule 457(g), represents additional consideration to be received upon exercise of, and includes common stock underlying, the Redeemable Common Stock Purchase Warrants.

(7) Includes 125,000 Units that the Underwriters have the right to acquire upon exercise of warrants issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(8)  Includes   3,125,000  shares  underlying  the  8%  Cumulative   Convertible
     Preferred Stock, for which no separate fee is required pursuant to Rule 457(i); and 1,562,500 shares underlying the Redeemable Common Stock Purchase Warrants, the fee for which is included under Redeemable Common Stock Purchase Warrants.


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      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment specifically stating that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                   (Between Items of SB-2 and the Prospectus)


  Item
   No.                                    Caption                                          Location in Prospectus
   1.      Front of Registration Statement and Outside Front Cover of
           Prospectus.........................................................    Outside Front Cover Page
   2.      Inside Front and Outside Back Cover Pages of Prospectus..........      Inside Front and Outside Back Cover
                                                                                  Pages
   3.      Summary Information and Risk Factors.............................      Prospectus Summary; Risk Factors
   4.      Use of Proceeds..................................................      Use of Proceeds
   5.      Determination of Offering Price..................................      Outside Front Cover Page;
                                                                                  Underwriting
   6.      Dilution.........................................................      Dilution
   7.      Selling Security Holders.........................................      Inapplicable
   8.      Plan of Distribution.............................................      Outside Front Cover Page;
                                                                                  Underwriting
   9.      Legal Proceedings................................................      Business and Properties--Legal
                                                                                  Proceedings
   10.     Directors, Executive Officers, Promoters and Control Persons.....      Management
   11.     Security Ownership of Certain Beneficial Owners and
           Management.........................................................    Principal Shareholders
   12.     Description of Securities........................................      Description of Securities; Shares
                                                                                  Eligible for Future Sale
   13.     Interest of Named Experts and Counsel............................      Inapplicable
   14.     Disclosure of SEC Position on Indemnification for Securities Act
           Liabilities........................................................    Inapplicable
   15.     Organization Within Last 5 Years.................................      Prospectus Summary; Business and
                                                                                  Properties
   16.     Description of Business..........................................      Business and Properties
   17.     Managements's Discussion and Analysis or Plan of Operation.......      Management's Discussion and
                                                                                  Analysis or Plan of Operation
   18.     Description of Property..........................................      Business and Properties
   19.     Certain Relationships and Related Transactions...................      Certain Relationships and Related
                                                                                  Transactions
   20.     Market for Common Equity and Related Shareholder Matters.........      Description of Securities
   21.     Executive Compensation...........................................      Management
   22.     Financial Statements.............................................      Financial Statements
   23.     Changes in and Disagreements with Accountants on Accounting            Inapplicable
           and Financial Disclosure...........................................

                                [GRAPHIC OMITTED]

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                       COTTON VALLEY RESOURCES CORPORATION
                                 1,250,000 Units
                                  Consisting of
1,250,000 Shares of 8% Cumulative Convertible Preferred Stock, Without Par
         Value, and 1,250,000 Redeemable Common Stock Purchase Warrants

                  --------------------------------------------



      Cotton Valley Resources Corporation ("Cotton Valley") is offering 1,250,000 units ("Unit(s)") by this prospectus at an initial public offering price estimated to be $6.00 per Unit. Each Unit consists of one share of 8% Cumulative Convertible Preferred Stock ("Preferred Stock") and one Redeemable Common Stock Purchase Warrant ("Warrant"). Cotton Valley is applying for listing of the Units, Preferred Stock, Warrants and underlying common stock (collectively, the "Securities") on the American Stock Exchange under the symbols ___, ___, ___ and ___, respectively. The Preferred Stock and the Warrants will be traded together in Units until the earlier of _________, 1997, or the third day after Cotton Valley receives written notice that they may be traded separately from National Securities Corporation, the representative ("Representative") of the underwriters ("Underwriters"). See "Underwriting."
      Each share of Preferred Stock is convertible into two shares of common stock at any time and, if not sooner converted by the holder, will be converted into two shares of common stock automatically no later than December 31, 2002. Dividends on the Preferred Stock will be noncumulative and payable annually at the rate of 8% per annum, at the election of Cotton Valley, either in cash or in shares of common stock. The Preferred Stock will have a liquidation preference of $6.00 per share. See "Description of Securities-- Preferred Stock--8% Cumulative Convertible Preferred Stock."
      Each Warrant represents the right to purchase one share of common stock for $____ (subject to adjustment) at any time after the Preferred Stock and the Warrants become tradable separately until ____________, 1998. After __________, 1997, Cotton Valley may redeem the Warrants at $.01 per Warrant upon certain conditions. See "Description of Securities--Other Options and Warrants-- Canadian Financings."
      Before this offering, no United States public market has existed for any of the Securities, and no assurance can be given that an active market will develop. Cotton Valley's common stock is traded through The Canadian Dealing Network under the symbol "CVZC."

PROSPECTIVE  INVESTORS  SHOULD CONSIDER  CAREFULLY THE  INFORMATION  INCLUDED IN
            "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS.

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                        DISAPPROVED BY THE SECURITIES AND
                     EXCHANGE COMMISSION ("SEC") NOR HAS THE
                     SEC OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                                THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                         Price to Public     Underwriting    Proceeds to Cotton
                         Price to Public      Discount (1)       Valley (2)
-------------------- ---------------------- ---------------- -----------------

Per Unit                      $                  $                $
-------------------- ---------------------- ---------------- -----------------
Total (3)                     $                  $                $
==================== ====================== ================ =================

(1) Does not include additional compensation to be received by the Representative in the form of (i) a 2.5% nonaccountable expense allowance,
     (ii) warrants to purchase 125,000 Units at 120% of the public offering price exercisable between the first and fifth anniversaries of the date of this prospectus ("Underwriters' Warrants"), and (iii) consulting agreements for the Representative to act as financial consultant to Cotton Valley for two years for a fee of $________. In addition, Cotton Valley has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "Underwriting."

(2) Before deducting estimated offering expenses of $425,000, including the Representative's 2.5% nonaccountable expense allowance.

(3) Cotton Valley has granted the Underwriters an option, exercisable within 45 days after the date of this prospectus, to purchase up to 187,500 additional Units to cover over-allotments, if any. If the Underwriters exercise this option in full, then the total Price to Public, Underwriting Discount and Proceeds to Cotton Valley will be $ , $ and $ , respectively. See "Underwriting."


                  --------------------------------------------



      The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel and other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering without notice and to reject any order, in whole or in part. Delivery of certificates representing Units is expected to be made upon payment at _____________________________, on ____________, 1997.

                         National Securities Corporation

                  --------------------------------------------


              The date of this prospectus is ______________, 1997.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. STABILIZING TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE. STABILIZING ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

      Certificates representing Units will be delivered against payment on or about a date that is longer than the third business day following the date of this prospectus ("T+3"). Prospective investors should note that the ability to settle secondary market trades of Units on the American Stock Exchange will be affected by a settlement period longer than T+3.

      The enforcement by investors of civil liabilities under securities laws of the United States may be affected adversely by the fact that Cotton Valley is incorporated under the laws of the Province of Ontario, Canada, that some or all of its officers and directors may be residents of Canada and that some or all of the Underwriters or the experts named in the registration statement may be residents of Canada.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Certain statements included in this prospectus constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Cotton Valley's actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the following: general, economic and business conditions that will, among other things, impact demand for oil and gas, industry capacity, Cotton Valley's ability to implement its business strategy, changes in or the failure to comply with government regulations (especially safety and environmental laws and regulations) and other factors set forth in "Risk Factors."

                             ADDITIONAL INFORMATION

      Cotton Valley has filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the Securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

      The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov. Copies of the registration statement may also be inspected without charge at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of the registration statement may be obtained by mail, at prescribed rates, from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, DC 20549.

      Cotton Valley files periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facility and regional offices referred to above.

      Cotton Valley will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

      Cotton Valley intends to submit an application to list its Securities on the American Stock Exchange ("AMEX"). If Cotton Valley's application is accepted, then reports, proxy statements and other information concerning Cotton Valley will be available for inspection at AMEX's principal office at 86 Trinity Place, New York, New York 10006-1881.

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Unless the context indicates otherwise, (i) all information in this prospectus assumes that the Underwriters' over-allotment option will not be exercised, and (ii) "Cotton Valley" refers to Cotton Valley Resources Corporation and all of its subsidiaries.

                                   The Company

      Cotton Valley is a development stage oil and gas exploration, development and production company, with no operating history. It was incorporated in Ontario, Canada, originally as Cotton Valley Energy Limited, on February 15, 1995. Through its wholly owned subsidiary Cotton Valley Energy Corporation, a Nevada corporation, Cotton Valley owns (i) approximately 6,000 acres of primarily non-producing oil and gas leases in the Cheneyboro Field of Navarro County, Texas, (ii) a 25% working interest in 1,145 acres of oil and gas leases in the Movico Field of Mobile County, Alabama, and (iii) an option to acquire a 51.8% working interest in the Sword Unit, offshore Santa Barbara, California. At June 30, 1996, Cotton Valley's proved oil reserves were approximately 4.8 million Bbl, and its proved gas reserves were approximately 13.5 million Mcf.

      Cotton Valley intends to reincorporate in Canada's Yukon Territory by the end of 1996. Under Yukon Territory law, Cotton Valley's board of directors need not be comprised of a majority of Canadian residents as currently required under Ontario law.

      Cotton Valley's principal executive offices are located at 8350 North Central Expressway, Suite M2030, Dallas, Texas 75206. Its telephone number is
(214) 363-1968.

                                Business Strategy

      Cotton Valley intends to drill up to 10 wells on its Texas acreage within 24 months after this offering. Five of these wells are expected to be horizontal wells. Cotton Valley intends to drill two vertical wells on its Alabama property within 12 months after this offering. No assurance can be given that any wells will be drilled or completed or produce oil or gas in commercial quantities. Cotton Valley plans in the future to exercise its option in the Sword Unit, to retain an 11.8% working interest and to sell the remainder. See "Management's Discussion and Analysis or Plan of Operation--12-Month Operating Plan", and "Business and Properties--Cheneyboro Field--Horizontal Drilling", "--Movico Field" and "--Sword Unit."

      Cotton Valley's business strategy is to continue to increase reserves and commence and increase production and cash flows by concentrating on:

          o    Acquiring   properties,   or  companies  with  properties,   with
               development and exploration opportunities and/or significant cost reduction potential;

          o    Developing   existing   reserves  through  low-risk   development
               drilling or recompletion programs capitalizing on reserves left in existing wells by major oil companies;

          o Exploring for new reserves utilizing state-of-the-art technology to reduce exploration risk;

          o Concentrating on focused geographic areas to achieve operating and technical efficiencies; and

          o Maintaining financial flexibility to take advantage of additional development and acquisition opportunities as they develop.

                                  The Offering


Securities offered by Cotton Valley ...........       1,250,000 Units, each Unit consisting of one share of Preferred
                                                      Stock and one Warrant.  See "Description of Securities."
Description of Preferred Stock ................       Each share of Preferred Stock is convertible into two shares of common stock at any time, accrues noncumulative dividends
                                                      at 8% per annum payable annually in cash or shares of
                                                      common stock, at Cotton Valley's election, and has a $6.00 liquidation preference.  See "Description of Securities--
                                                      Preferred Stock--8% Cumulative Convertible Preferred Stock."
Description of Warrants .......................       Each Warrant entitles the holder to purchase one share of
                                                      common stock for $____ per share until ___________, 1998.
                                                      The Warrants are not immediately exercisable.  Cotton Valley may redeem the Warrants at $0.01 per Warrant under certain conditions.  See "Description of Securities--Warrants."
Units to be outstanding after this offering ...       1,250,000 (1)
Preferred Stock to be outstanding after this
offering ......................................       1,250,000 shares (1)
Warrants to be outstanding after this offering        1,250,000 Warrants (1)
Common stock to be outstanding after this
offering ......................................       9,204,318 shares (2)
Use of Proceeds ...............................       For development drilling, to acquire acreage, to reduce debt and for working capital.  See "Use of Proceeds."
AMEX Symbols(3):
   Units ......................................       ______
   Preferred Stock ............................       ______
   Warrants ...................................       ______
   Common stock ...............................       ______
---------------------

(1)  Excludes   Securities   underlying   the   Underwriters'    Warrants.   See
     "Underwriting."

(2) Excludes 3,750,000 shares issuable upon conversion of the Preferred Stock or exercise of the Warrants' underlying Units offered by this prospectus, 375,000 shares underlying the Underwriters' Warrants, 930,000 shares subject to employee stock options and 1,935,220 shares subject to options and warrants issued in Canadian financings. See "Underwriting--Underwriters' Warrants" and "Description of Securities--Other Options and Warrants."

(3) Cotton Valley has applied (or intends to apply) for listing of the Securities on the AMEX. Such listing, if approved, does not imply that a meaningful, sustained market for the Securities will develop.



                                  Risk Factors

      The Units offered by this prospectus are speculative and involve a high degree of risk. They should not be purchased by investors who cannot afford to lose their entire investment. See "Risk Factors."

                             Summary Financial Data


                                                          From February 15, 1995
                                      For the year ended      (inception)
Statement of operations data:            June 30,1996       to June 30, 1995
                                      ------------------   ---------------------
Net loss ..........................     $  428,360           $   49,917
Net loss per common share .........     $     0.05           $     0.01
Weighted average shares outstanding      9,186,000            8,438,000



                                      June 30, 1996
Balance sheet data:              Actual          As Adjusted (1)
                                --------         -------------
Total assets ........        $11,979,330         $17,488,281
Long-term obligations            757,758             171,727
Working capital .....            286,381           6,025,332
Shareholders' equity         $ 8,964,883         $15,289,883
         ----------------------------

(1)  Adjusted to reflect the Units offered by this prospectus.





                      Summary Oil and Gas Reserve Data (1)


                             Alabama        Texas        Total
                             -------       -------    ---------
Proved producing
    Oil (Bbl) ..........            0       93,327       93,327
    Gas (Mcf) ..........            0      279,979      279,979
Proved undeveloped
    Oil (Bbl) ..........      481,843    4,200,812    4,682,655
    Gas (Mcf) ..........      573,440   12,602,434   13,175,874
----------------

(1)  Estimated. See "Business and Properties--Oil and Gas Reserves."

                                  RISK FACTORS

     INVESTING IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Development Stage Company

      Cotton Valley was incorporated in February 1995 and is still in its development stage. Cotton Valley's operations are subject to all of the risks inherent in establishing a new business enterprise. Cotton Valley's potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. No assurance can be given that Cotton Valley will be successful. See "Business and Properties."

History of Losses

      Cotton Valley incurred operating losses of $428,360 for the fiscal year ended June 30, 1996, and $49,917 from inception to June 30, 1995. No assurance can be given that Cotton Valley will be profitable in the future. See "Management's Discussion and Analysis or Plan of Operation."

Going Concern Risk

      Cotton Valley's financial statements for the fiscal year ended June 30, 1996, and the period from inception to June 30, 1995, were audited by its independent certified public accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming Cotton Valley will continue as a going concern and that Cotton Valley has incurred significant operating losses to date and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. See "Independent Auditor's Report" and "Financial Statements."

No Substantial Producing Properties

      Almost all of Cotton Valley's proved reserves are classified as proved undeveloped, meaning no production currently exists. No assurance can be given that any wells will be drilled or completed or produce oil or gas in commercially profitable quantities. See "Business and Properties."

Capital Expenditures for Undeveloped Properties

      Recovery of Cotton Valley's proved undeveloped reserves will require significant capital expenditures and successful drilling operations. Management estimates that aggregate capital expenditures of approximately $13.5 million will be required to develop these reserves, of which $3.5 million and $5.0 million are expected to be incurred during the remainder of the year ending June 30, 1997, and during the year ending June 30, 1998, respectively. Cotton Valley intends to finance development with the proceeds from this offering and cash from operations. No assurance can be given that Cotton Valley's estimates of capital expenditures will prove accurate, that its financing sources will be sufficient to fund its planned development activities fully or that development activities will be either successful or in accordance with Cotton Valley's schedule. Additionally, any significant decrease in oil and gas prices or any significant increase in the costs of development could result in a significant reduction in the number of wells drilled. See "Management's Discussion and Analysis or Plan of Operation."

Limited Capital; Need for Significant Additional Financing

      Cotton Valley anticipates that the net proceeds of this offering will satisfy its operating cash requirements for at least 12 months after this offering is consummated. However, no assurance can be given that Cotton Valley will not require additional financing sooner than currently anticipated.

      The net proceeds of this offering will not be sufficient to develop fully the properties. Development of the properties may require capital resources substantially greater than the net proceeds of this offering or resources otherwise currently available to Cotton Valley. Cotton Valley has no current arrangements with respect to or sources of additional financing. No assurance can be given that additional financing will be available to Cotton Valley on acceptable terms or at all. The inability to obtain additional financing would have a material adverse effect on Cotton Valley, including requiring Cotton Valley to curtail significantly or farm-out development of the properties. Any additional financing may involve substantial dilution to the interests of Cotton Valley's shareholders at that time. See "Management's Discussion and Analysis or Plan of Operation."

Operating Hazards and Other Uncertainties

      The acquisition, development, exploration for and production, transportation and storage of, crude oil, gas liquids and gas involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Cotton Valley's operations are subject to all of the risks normally incident to drilling oil and gas wells, operating and developing oil and gas properties, transporting, processing, and storing gas, including encountering unexpected formations or pressures, premature reservoir declines, blow-outs, equipment failures and other accidents, craterings, sour gas releases, uncontrollable flows of oil, gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. Oil production requires high levels of investment and has particular economic risks, such as retaining well failure, fires, explosions, gaseous leaks, spills and migration of harmful substances, any of which can cause personal injury, damage to property, equipment and the environment and severely interrupt operations. Cotton Valley is also subject to deliverability uncertainties related to the proximity of its reserves to pipeline and processing facilities and the inability to secure space on pipelines that deliver oil and gas to commercial markets. Although Cotton Valley maintains insurance in accordance with customary industry practice, it is not fully insured against all of these risks, nor are all such risks insurable. Losses resulting from the occurrence of these risks could have a material adverse impact on Cotton Valley. See "Business and Properties."

Competition

      The oil and gas business is highly competitive and has few barriers to entry. Cotton Valley will be competing with other oil and gas companies and investment partnerships for desirable prospects, contracts with third parties to develop oil and gas properties and purchase equipment necessary to complete wells. Many of Cotton Valley's competitors are larger than Cotton Valley and have substantially greater access to capital and technical resources than does Cotton Valley and may therefore have a significant competitive advantage. Many of Cotton Valley's competitors are capable of making a greater investment in a given area than is Cotton Valley, although large and small companies alike are subject to the economics of cost effectiveness. See "Business and Properties--Competition."

Volatility of Oil and Gas Prices

      Oil and gas prices fluctuated from $33.00 per Bbl of oil in January 1991 to $13.52 per Bbl in December 1993 and $1.10 per Mcf of gas in February 1992 to $3.72 per Mcf in February 1996. At the end of October 1996, prices were $23.35 per Bbl and $2.73 per Mcf. Prices for oil and gas probably will continue to fluctuate, depending upon a number of conditions over which Cotton Valley has no control. These conditions include, but are not limited to, actions taken by the Organization of Petroleum Exporting Countries, turmoil in the Middle East, the price of alternative fuels, weather and general economic conditions. A major decline in oil or gas prices could have a material adverse effect on Cotton Valley's operations, financial condition, proved reserves and the costs of developing its oil and gas reserves.

      In addition, Cotton Valley assesses the carrying value of its assets annually in accordance with generally accepted accounting principles under the full cost method. If oil and gas prices decline, the carrying value of Cotton Valley's assets could be subject to downward revision.

Uncertainty of Reserve Estimates

      The reserve estimates included in this prospectus could be materially different from the quantities and values ultimately realized. Reserve data set forth in this prospectus are only estimates. In general, estimates of economically recoverable oil and gas reserves and future net cash flows from them are based upon a number of variable factors and assumptions, such as historical production from the properties, the assumed effects of governmental regulation and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected from them, prepared by different engineers or by the same engineers at different times, may vary substantially. Cotton Valley's actual production, revenues, taxes and development and operating expenditures with respect to its reserves will vary from such estimates, and such variances could be material. Numerous uncertainties are inherent in estimating proved reserves, including many factors beyond Cotton Valley's control.

      Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variation, which may be material, in the estimated reserves.

      Estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless prices or costs are contractually determined at that date. Actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs. See "Business and Properties--Oil and Gas Reserves."

Need to Replace Reserves

      Cotton Valley's future oil and gas reserves and production, and therefore its cash flows, are highly dependent upon Cotton Valley's success in exploiting its current reserve base and acquiring or discovering additional reserves. Without the addition of reserves through exploration, acquisition or development activities, Cotton Valley's reserves and production will decline over time as reserves are exploited. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations are insufficient and external sources of capital become limited or unavailable, Cotton Valley's ability to make the necessary capital investments to maintain and expand its oil and gas reserves will be impaired. In addition, no assurance can be given that Cotton Valley will be able to find and develop or acquire additional reserves to replace production at acceptable costs.

Environmental Risks

      All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and United States and Canadian federal, provincial, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with Cotton Valley's past and current operations. The legislation also requires that refineries, wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Although Cotton Valley believes that it is currently in substantial compliance with all existing material environmental regulations, no assurance can be given that future environmental costs will not have a material adverse effect on Cotton Valley's financial condition or results of operations.

Use of Proceeds

      As of the date of this prospectus, management has not specifically determined the use of a portion of the estimated net proceeds. Management will decide how to apply this portion of the net proceeds in its discretion without shareholder input. Accordingly, investors in this offering will be entrusting this portion of their funds to management without any determination as to its use. See "Use of Proceeds."

Dependence on Key Personnel

      Cotton Valley depends to a large extent on the services of Messrs. Soltero, Hogue and Burden. The loss of the services of any one of them could have a material adverse effect on Cotton Valley's operations. Cotton Valley has not entered into any employment contracts with any of its executive officers, nor has it obtained key personnel life insurance. Cotton Valley believes that its success is also dependent on its ability to continue to employ and retain skilled technical personnel. See "Management."

Absence of Public Market and Possible Volatility of Securities

      Prior to this offering, no public market for any of Cotton Valley's Securities has existed in the United States. No assurance can be given that an active public market will develop or be sustained after the offering. The initial public offering price of the Units has been determined by negotiations between Cotton Valley and the Underwriters. See "Underwriting." The trading price of the Securities could be subject to wide fluctuations in response to quarter-to- quarter variations in operating results, announcements of drilling results by Cotton Valley and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Securities.

Immediate Substantial Dilution

      This offering involves immediate substantial dilution to investors in the net tangible book value per share of common stock underlying each Unit from the public offering price. See "Dilution."

Securities Eligible for Future Sale

      Upon completion of this offering, 1,250,000 Units, consisting of 1,250,000 shares of Preferred Stock and 1,250,000 Warrants, and 9,204,318 shares of common stock will be outstanding. The Units will be eligible for sale without restriction immediately after completion of the offering. The 9,204,318 shares of common stock are registered on Form 20-F and currently eligible for sale without restriction. The sale of significant quantities of these shares could have an adverse effect on the market price of Cotton Valley's Securities. Furthermore, the 9,204,318 shares of common stock are eligible for sale (subject to a pooling agreement and control block issues) under Canadian and Ontario rules. Cotton Valley's common stock trades over the Canadian over-the-counter system known as The Canadian Dealing Network. See "Securities Eligible for Future Sale."

Risk of Redemption of Warrants

      Cotton Valley may redeem the Warrants for $0.01 per Warrant at any time after ___________, 19__, on 30 days prior written notice under certain circumstances. Notice of redemption could force the holders to exercise their Warrants and pay the exercise price at a time when it might be disadvantageous or difficult for the holder to do so, sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or accept the redemption price, which is likely to be less than the market price of the Warrants at the time of redemption. See "Description of Securities--Other Options and Warrants--Canadian Financings."

Underwriters' Warrants; Risk of Further Dilution

      Cotton Valley has agreed to sell to the Underwriters, for nominal consideration, warrants to purchase 125,000 Units at an exercise price of 120% of the price at which the Units are initially offered to the public. Cotton Valley has granted the Underwriters certain registration rights with respect to the Securities issuable upon exercise of the Underwriters' Warrants. The Underwriters' Warrants and any profits realized by the Underwriters on the sale of the Securities underlying the Underwriters' Warrants could be considered additional underwriting compensation. For the term of the Underwriters' Warrants, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the Underwriters' Warrants and the value of or market price, if any, for the Securities, with a resulting dilution in the interest of existing shareholders. The Underwriters' Warrants may be exercised at a time when, in all likelihood, Cotton Valley would be able to obtain any needed capital by a new placement of Securities on terms more favorable than those provided for or by the Underwriters' Warrants. See "Underwriting."

Regulation

      Cotton Valley's business is subject to federal, state and local regulation relating to the development, production and transmission of oil and gas, as well as environmental and safety matters. No assurance can be given that current or future regulation will not adversely affect Cotton Valley's exploration for, and production and transmission of, oil and gas or its financial condition and results of operations. See "Business and Properties--Regulation."

No Dividends

      Cotton Valley's board of directors presently intends to retain all of Cotton Valley's earnings for the expansion of its business. Cotton Valley therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of Cotton Valley's board of directors to pay cash dividends will depend, among other factors, upon Cotton Valley's earnings, financial position and cash requirements. See "Dividend Policy."

Availability of Preferred Stock

      Cotton Valley's board of directors is authorized, without further shareholder action, to issue preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. No preferred stock currently is outstanding and Cotton Valley has no plans to issue any preferred stock other than in this offering. Any future preferred stock issuances could have the effect of, among other things, restricting common stock dividends, diluting common stock voting power, impairing common stock liquidation rights and delaying or preventing a change in control of Cotton Valley without further action by the shareholders. See "Description of Securities--Preferred Stock."

Exchange Rate Fluctuations

      Cotton Valley is exposed to foreign exchange risks since it has granted stock options, warrants and agent's options denominated in Canadian currency while the majority of its expenditures will be in United States dollars. Any significant reduction in the value of the Canadian dollar may decrease the value of funds in United States dollars Cotton Valley receives upon exercise of warrants and options.

Income Tax Considerations

     The purchase of Securities by United States residents may have tax consequences in both the United States and Canada. Prospective investors should consult their own tax advisors regarding the particular tax consequences applicable to them. See "Certain Income Tax Considerations."

                                 USE OF PROCEEDS

      The net proceeds to Cotton Valley from the sale of 1,250,000 Units pursuant to this prospectus at an assumed public offering price of $6.00 per Unit are estimated to be approximately $6,325,000 after deducting estimated underwriting discounts and offering expenses ($7,303,750 if the Underwriters' over-allotment option is exercised in full).

      Cotton Valley intends to use approximately $5.0 million of the estimated net proceeds of this offering for development drilling on its Texas and Alabama properties. Seven wells are scheduled to be drilled within 12 months after this offering. No assurance can be given that any wells will be drilled or completed or produce oil or gas in commercial quantities. Cotton Valley may use a portion of the $5.0 million to acquire additional acreage in these fields if Cotton Valley determines this is advisable to facilitate its drilling program. As of the date of this prospectus, management has no specific plans to acquire additional acreage. See "Business--Properties--Cheneyboro Field" and "--Movico Field."

      Approximately $816,000 of the estimated net proceeds will be used to repay debt that Cotton Valley incurred to acquire its Texas and Alabama properties. The original principal amount of the debt on the Texas properties was $1,086,050, of which approximately $586,000 was outstanding as of October 31, 1996. This debt bears interest at 12.0% and matures on July 17, 1997. The remaining $230,000 does not bear interest and is payable upon transfer of title. See "Management's Discussion and Analysis or Plan of Operation" and note 3 of Notes to Consolidated Financial Statements.

      The remaining $509,000 of the estimated net proceeds will be allocated to working capital. Management intends to use this portion of the proceeds for general corporate purposes and to acquire interests in unrelated drilling prospects if appropriate opportunities arise. As of the date of this prospectus, management has not specifically determined any of these uses or identified any unrelated drilling prospects for acquisition. Management will decide how to apply this portion of the net proceeds in its discretion without shareholder input. Accordingly, investors in this offering will be entrusting this portion of their funds to management without any determination as to its use. Management does not currently intend to use proceeds from this offering to exercise its option on the Sword Unit.

      Cotton Valley intends to invest the net proceeds of this offering in short-term, investment grade obligations or bank certificates of deposit until they are used.

                                 CAPITALIZATION

      The following table sets forth Cotton Valley's total consolidated capitalization as of June 30, 1996, and as adjusted to give effect to the sale of 1,250,000 Units at $6.00 per Unit in this offering and application of the estimated net proceeds as described in this prospectus. See "Use of Proceeds." The table should be read in conjunction with the consolidated financial statements and notes and the other financial information included elsewhere in this prospectus.



                                                                        June 30, 1996
                                                                Actual                As Adjusted
                                                              ----------             -------------
Total debt, including current maturities:
    Accounts payable on oil and gas interests(1)                $ 230,000                  $ -
    Notes payable on oil and gas interests(2)                   $ 586,049                  $ -
    Advances from related parties(3)                            $ 171,709               $ 171,709
                                                                ---------                --------
                                                                $ 987,758               $ 171,709
                                                                 --------                --------
Shareholders' equity:
    Preferred stock without par value, unlimited
        shares authorized, none outstanding, 1,250,000
        as adjusted                                                $ -                 $ 6,325,000
    Common stock without par value, unlimited
        shares authorized, 9,191,596 shares outstanding
        and shares outstanding, as adjusted(4)                  $9,443,160             $ 9,443,160
    Accumulated deficit                                          (478,277)              (478,277)
                                                                ---------               --------

Total shareholders' equity                                      $8,964,883             $15,289,883
                                                                 ---------              ----------
    Total capitalization                                        $9,952,641             $15,461,592
                                                                ==========             ===========

-----------------------


(1)  See note 3 of Notes to Consolidated Financial Statements.

(2)  See note 4 of Notes to Consolidated Financial Statements.

(3) See "Certain Relationships and Related Transactions" and note 6 of Notes to Financial Statements.

(4) Excludes (i) 930,000 shares subject to employee stock options, (ii) 1,926,886 shares subject to options and warrants issued in Canadian financings and (iii) 375,000 shares of common stock underlying the Underwriters' Warrants. See "Description of Securities--Other Options and Warrants," "Underwriting--Underwriters' Warrants" and note 5 of Notes to Financial Statements.

                                    DILUTION

      As of June 30, 1996, Cotton Valley's net tangible book value was $8,964,883 or $0.98 per share of common stock. Net tangible book value is the aggregate amount of Cotton Valley's tangible assets less its total liabilities. Net tangible book value per share represents Cotton Valley's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 1,250,000 Units (consisting of 1,250,000 shares of Preferred Stock and 1,250,000 Warrants) at an offering price per Unit of $6.00, or $6.00 per share of Preferred Stock (no value assigned to Warrants, which are not immediately exercisable), application of the estimated net sale proceeds (after deducting underwriting discounts and other offering expenses) and assuming conversion of the Preferred Stock into 2,500,000 shares of common stock, Cotton Valley's net tangible book value as of the date of this prospectus would increase from $8,964,883 to $15,289,883, and the net tangible book value per share would increase from $0.98 to $1.31. This represents an immediate increase in net tangible book value of $0.33 per share to current shareholders, and immediate dilution of $1.69 per share to new investors or 56%, as illustrated in the following table:

Public offering price per share of common stock                                            $3.00
     Net tangible book value per share before this offering................     $0.98
     Increase per share attributable to new investors......................     $0.33
                                                                                -----
Adjusted net tangible book value per share after this offering.............                $1.31
                                                                                           -----
Dilution per share to new investors........................................                $1.69
Percentage dilution........................................................                  56%

                                 DIVIDEND POLICY

      Cotton Valley has never paid cash dividends on its common stock and does not plan to pay cash dividends in the foreseeable future. Whether dividends will be paid in the future will be in the discretion of Cotton Valley's board of directors and will depend on various factors, including its earnings and financial condition and such other factors as

Cotton Valley's board of directors considers relevant. Cotton Valley currently intends to retain earnings to develop and expand Cotton Valley's business. See "Management's Discussion and Analysis or Plan of Operation."

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

First Quarter Fiscal 1997 and First Quarter Fiscal 1996

      During the quarter ended September 30, 1996, Cotton Valley incurred a net loss of $205,885. From February 15, 1995 (inception), to September 30, 1996, Cotton Valley accumulated a deficit of $684,163.

      The loss of $205,885 for the first quarter of 1996 compares to a loss of $25,759 during the first quarter of 1995. The increase is due to greater business activity during the first quarter of fiscal 1997.

      Rehabilitation work on two wells in the Cheneyboro Field in the fourth quarter of 1996 resulted in oil and gas sales of $19,484 during the first quarter of 1997.

Fiscal Year 1996 and Fiscal Period 1995

      From February 15, 1995 (inception), to June 30, 1996, Cotton Valley accumulated a deficit of $478,277 after an income tax benefit of $260,000. During this period, Cotton Valley acquired its properties, merged with Arjon Enterprises, Inc., issued debentures and notes and sold stock for cash.

      Legal, audit and accounting fees were $190,053, which represents 26% of the net loss before tax through June 30, 1996.

      Management fees of $82,840 and salaries of $163,309, for a total of $246,149, represent 33% of the net loss before tax through June 30, 1996. Cotton Valley paid management fees of $10,000 per month from incorporation to July 31, 1995, and $20,000 per month from August 1, 1995 to March 31, 1996, for the full-time services of two of its officers. Effective April 1, 1996, each of these officers received a salary of $10,000 per month. A third officer earned $10,000 per month from August 1, 1995. A fourth officer earned $10,000 per month from May 1, 1996.

      Management fees and salaries totaling $194, 951 from inception through June 30, 1996, were capitalized into oil and gas properties and are thus not included in the accumulated deficit as of that date. These costs represent the estimated portion of the compensation directly attributable to acquisition of the properties in the Cheneyboro Field and related development activities.

      Cotton Valley acquired its interest in the Cheneyboro Field from 18 different property owners in March 1995 in exchange for 3,252,533 shares of common stock, 406,567 Class A Warrants, and $1,086,050, of which approximately $500,000 has been paid. See "Description of Securities--Other Options and Warrants--Canadian Financings."

      Cotton Valley purchased an option to acquire a 51.8% working interest in the Sword Unit, offshore Santa Barbara, California, through an interest in an Option Agreement held by PetroGreen Company to purchase all of Conoco, Inc.'s interest in the Sword Unit (the "Option Agreement"). All leases and the unit are held under a current MMS Suspension of Operations Order with no short-term drilling obligations. The Option Agreement remains effective through the California Offshore Oil and Gas Energy Resources ("COOGER") regional data collection study or until 30 days after the Minerals Management Service of the Department of Interior ("MMS") Directed Suspension of Operations is terminated. COOGER is a joint venture involving federal, state and local agencies and all of the Pacific outer continental shelf and California State Tidelands lease owners organized to study the environmental implications and methods of producing from the area. In connection with its participation in the COOGER study, MMS has stated that its Directed Suspension of Operations would not be terminated until after the COOGER study is completed. Completion of the COOGER study was scheduled for the fourth quarter of 1997, but it appears to be approximately one year behind. Cotton Valley is responsible for paying Conoco's share of the cost of the COOGER study, which portion is expected to be approximately $60,000.

      Cotton Valley intends to exercise its option, to retain an 11.8% working interest in the Sword Unit and to sell the remainder of its interest to industry participants. No assurance can be given, however, that Cotton Valley will be successful in selling all or any part of the remainder of its interest on terms and conditions satisfactory to Cotton Valley. Upon purchase of the Conoco interest in the Sword Unit, the original option owner is entitled to an overriding royalty interest of 31/3% proportionally reduced as to Conoco's interest, on all the leasehold interests being acquired. The net revenue interest remaining to Cotton Valley will be 80% of its working interest. Cotton Valley cannot exercise its option under the Option Agreement unless it, and its syndicate of co-owners, are acceptable to the MMS.

12-Month Operating Plan

      As of September 30, 1996, Cotton Valley had a working capital deficiency of $220,958. Management estimates that aggregate capital expenditures of approximately $13.5 million will be required to develop its reserves, of which $3.5 million and $5.0 million are expected to be incurred during the remainder of the year ending June 30, 1997, and during the year ending June 30, 1998, respectively. Cotton Valley intends to finance development with the proceeds from this offering and cash from operations.

      Cotton Valley intends to drill and complete five horizontal wells with an average depth of 9,500 feet laterally in the Cheneyboro Field within 12 months after this offering. The estimated cost of each well is approximately
$1,000,000. Depending upon the results, Cotton Valley plans to drill and complete ten more horizontal wells in two groups of five. Assuming commercially profitable production, cash generated from the first five wells should be sufficient to fund the drilling and completion of subsequent wells.

      Cotton Valley intends to drill two vertical wells to a depth of approximately 17,000 feet in the Movico Field within 12 months after this offering.

      Cotton Valley intends to exercise its option on the offshore California property, retain an 11.8% working interest and sell the remainder of its interest to industry participants. Management does not expect to exercise the option until at least 12 months after this offering. See "Management's Discussion and Analysis or Plan of Operation--Fiscal Year 1996 and Fiscal Period 1995."

Liquidity and Capital Resources

      Cotton Valley currently anticipates that the net proceeds of this offering will be sufficient to satisfy its operating cash requirements for at least 12 months following the consummation of this offering. No assurance can be given, however, that Cotton Valley will not require additional financing sooner than currently anticipated.

      The net proceeds of this offering and the anticipated sale of an interest in the offshore California property will not be sufficient to develop fully the properties. If the cash flow generated from the first five wells is less than expected, the development of properties may require capital resources greater than the net proceeds of this offering or resources otherwise currently available to Cotton Valley. Cotton Valley has no current arrangements with respect to, or sources of, additional financing. No assurance can be given that any additional financing will be available to Cotton Valley on acceptable terms or at all. The inability to obtain additional financing would have a material adverse effect on Cotton Valley, including requiring Cotton Valley to curtail significantly its deployment of the properties. Any additional financing may involve substantial dilution to the interests of Cotton Valley's then existing shareholders.

Estimated Reserves

      The carrying value of Cotton Valley's oil and gas properties is supported almost entirely by proved undeveloped reserves. Cotton Valley emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change materially as future information becomes available.

                                   THE COMPANY

      Cotton Valley is a development stage, independent oil and gas exploration, production and development company. It was incorporated in Ontario, Canada, originally as Cotton Valley Energy Limited, on February 15, 1995. Cotton Valley was formed, and its present name adopted, on June 14, 1996, as a result of the merger of Cotton Valley Energy Limited and Arjon Enterprises, Inc., both Ontario corporations. Arjon Enterprises, Inc. was a Canadian public company formed more than 50 years ago to operate a gold mine. At the time of the merger, Arjon Enterprises, Inc. had not engaged in business for more than 25 years, it had no material liabilities, and its only asset was a Cotton Valley Energy Limited debenture in the amount of $146,300. The shareholders of Arjon Enterprises, Inc. received 686,551 shares of Cotton Valley common stock in the merger, representing 7.5% of Cotton Valley's then outstanding common stock. Cotton Valley accounted for the merger as a purchase. See "Certain Relationships and Related Transactions."

      Cotton Valley has three wholly owned subsidiaries, CV Energy, Cotton Valley Operating Company ("CV Operating"), a Texas corporation, and CV Trading Company ("CV Trading"), a Nevada corporation, all of which were recently incorporated. CV Energy holds non-producing oil and gas properties in Texas and agreements and options to acquire oil and gas properties in Texas, Alabama and offshore California. Cotton Valley acquired all of the shares of CV Energy on June 30, 1995, in a one-for-one share and warrant exchange. Because Cotton Valley had had no substantive activity before this transaction, the acquisition was accounted for as a recapitalization of Cotton Valley with CV Energy's net assets. CV Trading was formed to engage in gas trading and transportation projects. CV Operating was formed to operate oil and gas wells. Neither CV Operating nor CV Trading has commenced operations at this time.

      Cotton Valley intends to reincorporate in Canada's Yukon Territory by the end of 1996. Under Yukon Territory law, Cotton Valley's board of directors need not be comprised of a majority of Canadian residents as currently required under Ontario law.

                             BUSINESS AND PROPERTIES

Business Strategy

      Cotton Valley's business strategy is to continue to increase reserves and commence and increase production and cash flows by concentrating on:

          o Acquiring properties, or companies with properties, with development and exploration opportunities and/or significant cost reduction potential, none of which has been identified as of the date of this prospectus;

          o    Developing  existing  reserves  through  low-risk   developmental
               drilling or recompletion programs capitalizing on reserves left behind pipe in existing well bores by major oil companies;

          o Exploring for new reserves utilizing state-of-the-art technology, including horizontal drilling, to reduce exploration risk;

          o Concentrating on focused geographic areas to achieve operating and technical efficiencies; and

          o    Maintaining   financial   flexibility   to  take   advantage   of
               development and acquisition opportunities as they develop.

Properties

      Cheneyboro Field

      Cotton Valley owns or has options to acquire approximately 6,000 net acres of producing and non-producing oil and gas leases (with options and rights of first refusal to acquire additional leases) in the Cheneyboro Field of Navarro County, Texas. Cotton Valley has entered into an Area of Mutual Interest ("AMI") Agreement with a number of unaffiliated parties covering approximately 33,000 acres in and around the Cheneyboro Field. Cotton Valley has the right to acquire up to a 75% working interest in any new lease acquired by any of the other parties to the AMI Agreement.

      The Cheneyboro Field is located 17 miles southeast of Corsicana, Texas, in Navarro County. This field is productive in the Cotton Valley Limestone formation (also called the "Cotton Valley Lime") at a vertical depth of approximately 9,500 feet. Field development continued following the initial discovery in 1978 into the early 1980s, eventually encompassing an area 12 miles long and 5 miles wide (approximately 30,000 acres). Between 1978 and 1987, the Cheneyboro Field produced approximately 3.0 million Bbl of oil from 69 vertical wells, representing an average of approximately 45,000 Bbl per well. Some of the vertical wells have produced over 100,000 Bbl, indicating better drainage where the wells penetrated the fracture system. In 1987, the Tarrant County Water Authority expropriated approximately 20,000 acres of this field. Producing wells were plugged and abandoned to permit construction of the Richland/Chambers Creek Reservoir, a water supply project for Tarrant County and the City of Fort Worth, Texas.

     The Cotton Valley Lime reservoir at Cheneyboro is highly fractured. The primary objective reservoir rock is an oolitic carbonate grainstone of Jurassic age that was deposited on a Paleozoic shelf break. Subsequent pullout of the deeper Louann Salt caused extensive fracturing. The salt withdrawal left the residual field structure as simple regional dip. Hydrocarbon trapping occurs as a result of the high degree of fracture density bounded by areas of non-permeability. Core and log analyses indicate the presence of 2.5 to 4.5% oil saturated matrix porosity in the field. Vertical wells in this reservoir produce 42(degree) API oil.

      Cotton Valley believes that horizontal drilling techniques will lead to initial rates and recovery efficiencies several times those experienced in the original vertical well completions. Since the majority of the field is under water, directional drilling from the shoreline is anticipated. Based on analogy to horizontal drilling in fractured limestone reservoirs in other areas, increased productive capacity and ultimate reserves are anticipated relative to historical, vertical per well averages.

      When the field was first developed, several shallower zones tested hydrocarbons at commercial rates. Due to the expropriation of the field, these zones were not developed. The Cretaceous Rodessa, Glen Rose, Pettit and Travis Peak intervals may also prove productive in the field area.

      Gas from these wells is expected to be connected to one of several pipelines in the area.

      Horizontal Drilling. Horizontal drilling begins with drilling in the normal manner (vertically) to a point above the objective formation. From that point, the hole is directionally deviated until the bit is drilling generally horizontally in the producing zone. Directional drilling technology has advanced to the point that the drill-bit can be kept in one geological horizon for many hundreds of feet away from the vertical well bore. It is no longer necessary to strike a localized fracture zone accurately with a vertical well. Instead, a well can be drilled horizontally through an area where fractured zones are known to exist with a greater chance of encountering the vertical fractures. A single horizontal well can encounter several localized fracture zones.

      Horizontal drilling was first developed over 20 years ago, and has been used successfully in oil and gas fields as diverse as those located in West Virginia, the North Sea, Saskatchewan, Argentina, Prudhoe Bay and South Texas, to extract oil and gas where vertical drilling is impossible or uneconomical. Horizontal drilling has also increased production of oil and gas from fields with thin pay zones, low permeability sands, vertical fractured reservoirs, discontinuous formations and reservoirs with gas and water coning problems. High angle directional drilling has been performed extensively onshore in California to reach bottom holes in congested cities or harbors where vertical drilling would not be feasible. Horizontal drilling has been used extensively offshore to drill many wells from one platform.

      Movico Field

      Cotton Valley owns a 25% interest in 1,145 acres of oil and gas leases (with an AMI covering an additional 6,000 acres of leases) in the Movico Field of Mobile County, Alabama.

      Movico Field was discovered in 1982 when The Superior Oil A.M. Hill Unit 39 #3 was completed at 16,909 feet. This well is productive from two zones in the Smackover for a total of 4,488 Bbl per day of sweet crude and 3,200 Mcf per day of gas. During its first 12 months, this well produced over 485,000 Bbl. Commercial production from October 1983 through December 1992 was 1,584,514 Bbl of oil and 1,500 Mcf of gas, and the well is still producing. Subsurface and geophysical data suggest that the fault block that the discovery well occupies has been largely unexploited and that two to four locations remain to be drilled. Seismic data indicates that the productive wells are located downdip and that 200-300 feet of structure can be gained to the discovery well by a properly located offset well.

      Movico Field is located on a salt anticline on the west side of the Mobile Graben (Jackson-Mobile fault system). The structure at the Smackover level traps on an upthrown fault closure against Haynesville, evaporates on regional west dip and is bounded by a large down to the east regional fault that trends in a north-south direction. This large fault and regional dip are documented by subsurface, seismic and gravity data. Subsurface mapping demonstrates the fault to have a displacement of more than 2,400 feet. The seismic data show this fault on each of the dip lines and each dip line also shows strong west dip. Regional gravity data also delineate this fault and the eastern boundary of the field.

      Regionally, the Smackover is a dolomitic limestone facies and at Movico Field has porosities and permeabilities that average 16% and 55 md, respectively. Porosities as high as 25% and over 200 md permeability have been found in a well located 700 feet downdip of the proposed location. All wells surrounding the proposed location have reservoir grade porosity ranging from 42 feet to over 70 feet thick.

      More production can occur in the Smackover formation where the porosity intervals found in the offsetting wells increase in quality and thickness updip on the crest of the structure. Reservoir porosity within the Smackover is generally best developed and enhanced on the crest of structures that have been formed by swelling salt pillows. In Smackover fields that surround Movico Field, namely Hatter's Pond (203,000 Mcf + 49 million Bbl), Chunchula (207,000 Mcf + 52 million Bbl), Chatom (135,000 Mcf + 15 million Bbl) and Jay Field (491,000 Mcf + 380 million Bbl), porosity and permeability reach maximum development at or near their structural crests and typically decrease on the flanks. At Movico Field, management expects the best developed reservoir rock to occur 200-300 feet updip to the offsetting wells based on results in the neighboring fields. Development of this porosity could create a Smackover net pay section of over 100 feet. Thick pay sections of over 80 feet occur in Chunchula, Hatter's Pond and Chatom Fields.

      The primary force of hydrocarbon flow at Movico Field is water. The water drive systems in the Smackover are slow-acting and are usually recognized after several years of production. Water drive systems usually maintain near original bottom hole pressures and show an increasing proportion of water and consistent gas/oil ratios. The Movico Smackover reservoirs act differently due to variations in porosity and permeability. Migrating fluids follow pathways that are often indirect and tortuous, slowing down the migration process. Porosity logs, micrologs and conventional cores from wells within Smackover producing fields always show differences in Smackover reservoir porosity and quality with some correlative zones of porosity and other inconsistent zones.

      In the case of a newly-discovered Smackover oil reservoir, an initial period of relatively high production occurs due to original reservoir pressure and some gas coming out of solution. After several months, the flush production begins a sloping decline as reservoir pressure around the well decreases. This decline in pressure is caused because fluids cannot be replaced near the well as quickly as they are extracted (as a result of the tortuous pathways) by migrating oil and water that lie at an increasing distance from the well. After several years, production will decline to a rate equal to the slow encroachment of the water drive. Reservoir pressure and production will stabilize as the water drive takes effect. The well will then produce at a fairly constant rate for 5-15 years. Bottom hole pressures at the well bore (not in the entire reservoir) will drop to 20%-50% of their original pressure and then level off. The proportion of water will increase and the gas/oil ratio will remain slightly above or below its initial ratio. Reservoir pressure at Movico was 8,900 per square inch initially and currently is calculated at 8,000 per square inch.

     Reservoir performance of this kind can only be understood after long periods of production. The sloping decline in production and bottom hole pressure can be mistaken for a solution gas or depletion drive in the early stages of production. Reserve estimates commonly are made early in the life of the well before decline curves flatten out. As a result, reserves may be underestimated initially and revised frequently over time as the wells produce more and last longer than predicted.

      Porosity in the Movico Field averages 16% with an average water saturation of 28% in the Unit 39 #3 well. Better reservoir rock is found at Movico Field than at Hatter's Pond, and the rock in the Unit 39 #3 is capable of producing substantially more fluid than a typical well at Hatter's Pond Field. This data also allows a more accurate estimation of recoverable reserves at Movico based on volumetrics.

      Cotton Valley plans to drill the first well from the surface location used for the Superior Oil Hill Unit #9 well. This well was plugged after producing 166,209 Bbl of oil from a bottom hole location very near the oil/water contact. The location will be approximately 4,500 feet north of the Hill Unit 39 #3 well that has produced more than 1.6 million Bbl of oil and is still producing. By using the existing location and the nearby pipeline used for the plugged Hill Unit #9 well, cost is expected to be substantially reduced and the pipeline will feed the entire well production into the Movico processing plant 3,500 feet to the north. Proximity to the existing pipeline and the processing plant minimizes downtime loss and expense for constructing surface production facilities. The plant can process 15,000 BOPD and 20 MMCFGPD. It currently handles less than 400 BOPD.

      Cotton Valley's second drilling target is the Norphlet Formation at 17,000 feet, which lies directly below the Smackover Formation. The highest Norphlet penetration is in the Superior Unit 16 well (8,500 feet south) that encountered the sands approximately 200 feet downdip of the crest. A mudlog show of oil was recorded in this well from the Norphlet sands but production has not been established from this interval in the field. Several Smackover-Norphlet fields in Alabama and Mississippi have Norphlet pay located at the highest structural crest of the field. In addition, Norphlet discoveries have been made years after the initial Smackover discovery and full development of the field. Womack Hill, Nancy and Goodwater are fields that have deeper pay in the Norphlet but were discovered years later as deeper drilling on the crestal structure occurred within these Smackover Fields. Many Norphlet field wells recover 1 million Bbl per well. Norphlet production is found at Hatter's Pond Field and Chunchula Field located south and southwest of Movico Field. Cotton Valley estimates that, based upon such production, potential reserves for the Norphlet under its acreage are 3.2 million Bbl of oil and 3,200 Mcf of gas.

      Sword Unit

      The Sword Unit is located 10 miles off Point Conception, Santa Barbara County, California, 800 to 1,800 feet underwater, at the juncture of the Santa Barbara Channel and the offshore Santa Maria Basin. It is on a large anticline covering approximately 7,800 acres of area and lies immediately south of the Point Arguello oil field operated by Texaco and Chevron.

      Two successful wells have been drilled and tested on the structure. The discovery well, the P-0322 #1, was drilled to a depth of 9,343 feet and tested in 1983. The P-0320 #2, which was drilled to determine the size of field, was drilled to a depth of 8,478 feet and tested in 1985. Both of these wells tested Monterey zones at high rates. A 3-D seismic survey has been shot, delineating the structure in great detail. The Upper Miocene fractured Monterey pay is 800 feet thick at the crest and 1,200 feet thick on the flanks and is encountered at approximately 7,000 feet. Proved recoverable reserves in the Sword Unit are estimated to be 314 million Bbl of oil and 397,000 Mcf of gas.

      The Sword Unit lies almost wholly within the Sword Field, which consists of all or portions of each of four adjacent federal leases.

      The Santa Barbara Channel and the offshore Santa Maria Basin are the seaward portions of geologically well-known onshore basins with over 90 years of production history. These offshore areas were first explored in the Santa Barbara Channel along the nearshore 3-mile strip controlled by the state. New field discoveries in Pliocene and Miocene age reservoir sands led to exploration into the federally controlled waters of the outer continental shelf ("OCS"). Eight OCS lease sales conducted between 1966 and 1984 have resulted in the discovery of an estimated two billion Bbl of oil and three trillion cubic feet of gas. Of these totals, some 600 million Bbl of oil and 600 billion cubic feet of gas have been produced and sold. OCS production is approximately 200,000 Bbl of oil and 200 million cf of gas per day.

      Most of the early offshore production was from Pliocene age sandstone reservoirs. The more recent developments, and those of the future, are from the highly fractured zones of the Miocene age Monterey Formation. The Monterey is productive in both the Santa Barbara Channel and the offshore Santa Maria Basin. It is the principal producing horizon in the Point Arguello and Hondo (Santa Ynez Unit) fields. Because the Monterey is capable of relatively high productive rates, the Hondo field, which has been on production since late 1981, has already surpassed 100 million Bbl.

      California's active tectonic history over the last few million years has formed the large linear anticlinal features which trap the oil and gas. Marine seismic surveys have been used to locate and define these structures offshore. Recent seismic surveying utilizing modern 3-D seismic technology, coupled with exploratory well data, has greatly improved knowledge of the size of planned reserves in development and in fields for which development is planned.

      Currently, 17 platforms are producing from nine fields in the Santa Barbara Channel and offshore Santa Maria Basin OCS. At least 10 additional fields may be brought into production during this decade. The number of platforms needed to develop these fields will be less than required in the past. Implementation of extended high-angle to horizontal drilling methods will result not only in the reduction of platforms, but also in the total number of wells drilled. Use of these new drilling methods and seismic technologies will enhance environmental protection and improve development economics. At present, four major Sword area facilities are producing significant volumes of oil and gas from seven platforms, making this area one of the more significant oil and gas producing provinces in the United States. The Sword Unit leases and all other non-producing leases in the area are presently the subject of the COOGER Study. At its conclusion in 1997, the leases will revert from the present Suspension of Operations Order to Suspension of Production ("SOP") status. Under an SOP, lease operators will be required to drill additional delineation wells on the discovered fields. When this last drilling phase is completed, preparation of permit applications for the development phase will begin.

      The northeast-southwest trend of the Sword structure lies at a right angle to the general trend of the other structural features in the Arguello-Conception area. Sword Field is on a large regional feature known as the Amberjack Ridge. The Monterey formation is draped across this cretaceous feature and is thicker on its flanks than on its crest. This draping, in conjunction with the extremely strong tectonic activity of the California area, have resulted in the very brittle Monterey formation being highly fractured.

      Because the Sword anticline is structurally less complicated than many of the nearby features, it can be mapped with greater confidence. The existing conventional and 3-D seismic data sets provide an excellent base for definitive mapping.

      Most offshore California Monterey wells average 1,500-2,000 Bbl of oil per day of sustained production for many years. This is unusual for fractured reservoirs, which often have high initial rates that decline very rapidly. Some Monterey wells at the offshore Hondo and South Ellwood fields have produced as much as nine million Bbl of oil in less than ten years and are still producing substantial daily volumes.

      Title to Properties. Cotton Valley follows industry practice when acquiring undeveloped properties on minimal title investigation. A title opinion is obtained before drilling begins on the properties. Title opinions cover approximately 36% of Cotton Valley's Texas properties. Cotton Valley's properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that Cotton Valley believes do not materially interfere with their use or value.

Oil and Gas Reserves

      Cotton Valley's reserves consist primarily of proved undeveloped reserves located in Texas and Alabama. Reserve estimates were made using industry-accepted methodology including extrapolation of performance trends, volumetrics, material balance and statistical analysis of analogs. The evaluator's professional judgment and experience were used to select the most appropriate method and to determine the reasonableness of the results. The estimates were made in accordance with oil and gas reserve definitions promulgated by the SEC.

      The following table summarizes Cotton Valley's estimated net proved oil and gas reserves as of June 30, 1996:

                                Reserves by State


               Item                        Texas(1)                Alabama(2)                 Total
               ----                        --------                ----------                 -----
Reserves
    Proved producing
       Oil (Bbl)                               93,327                  0                         93,327
       Gas (Mcf)                              279,979                  0                        279,979
    Proved undeveloped
       Oil (Bbl)                            4,200,812                 481,843                 4,682,655
       Gas (Mcf)                           12,602,434                 573,440                13,175,874


Estimated future net revenues before income taxes
    Proved producing                      $ 1,618,891                  $ 0                 $ 1,618,891
    Proved undeveloped                    $88,924,623              $9,119,922              $98,044,615
                                          -----------              ----------              -----------
       Total                              $90,543,514              $9,119,922              $99,663,506
                                          ===========              ==========              ===========


Estimated future net revenues before income taxes discounted at 10%
    Proved producing                      $ 1,129,799                  $0                  $ 1,129,799
    Proved non-producing                  $60,149,064              $5,982,903              $66,131,967
                                          -----------              ----------              -----------
       Total                              $61,278,863              $5,982,903              $67,261,766
                                          ===========              ==========              ===========

      ---------------------

(1)  Prices  based on $21.21 per Bbl of oil and $2.09 per Mcf of gas.

(2)  Prices based on $21.46 per Bbl of oil and $2.66 per Mcf of gas.


      The reserve data set forth in this prospectus are only estimates. Numerous uncertainties are inherent in estimating oil and gas reserves and their values, including many factors beyond the control of the producer. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, estimates of reserves are subject to revision by the results of later drilling, testing and production. Accordingly, reserve estimates often differ from the quantities of oil and gas ultimately recovered. The meaningfulness of estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

      In general, oil and gas production declines as reserves are depleted. Except to the extent that Cotton Valley acquires proven reserves or succeeds in exploring and developing its own reserves, or both, Cotton Valley's proven reserves will decline as they are produced. Cotton Valley's future oil and gas production is, therefore, highly dependent upon its ability to in acquire or develop additional reserves.

Acreage

      The following table provides information regarding Cotton Valley's undeveloped leasehold acreage as of June 30, 1996. Acreage in which Cotton Valley's interest is limited to royalty, overriding royalty and similar interests is excluded.


                       Developed Acreage       Undeveloped Acreage
                      Gross           Net      Gross           Net
                      -----           ---      -----          -----
Cheneyboro Field       820            820      4,660          4,180
Movico Field            0              0       1,145            286


Competition

      Competition in the oil and gas industry is intense generally. Cotton Valley believes that price is the determinative factor in competition for drilling prospects, equipment and labor. Major and independent oil and gas companies and syndicates actively bid for desirable oil and gas properties and equipment and labor required to operate and develop them. Many of Cotton
Valley's competitors have substantially greater financial resources and exploration and development budgets than those of Cotton Valley. Cotton Valley expects difficulty in competing for future drilling prospects.

Markets

      General. Oil and gas operating revenues are highly dependent upon prices and demand for oil and production. Numerous factors beyond Cotton Valley's control can impact the prices of its oil and gas. Decreases in oil and gas prices would have an adverse effect on Cotton Valley's proved reserves, revenues, profitability and cash flow.

      Cotton Valley has not engaged in any crude oil and gas price swaps or other hedging transactions to reduce its exposure to price fluctuations. It may, however, engage in such transactions from time to time as management deems advisable.

      Gas Sales. Cotton Valley has not produced or sold any significant volume of gas. It has arranged to sell gas produced in the Cheneyboro Field through an existing gathering system and pipeline. Management believes that gas produced in the Movico Field can be sold through an existing pipeline.

      Oil Sales. Cotton Valley expects to sell its oil production under short-term arrangements at prices no less than the purchaser's posted prices for the respective areas less standard deductions. Numerous buyers are expected to be available for Cotton Valley's oil.

Regulation

      Oil and gas exploration, production and related operations are heavily regulated by federal and state authorities. Failure to comply with applicable law can result in substantial penalties. The cost of regulatory authorities will increase Cotton Valley's cost of doing business and affect its profitability. Regulation of oil and gas activities has changed many times. Consequently, Cotton Valley is unable to predict the future cost or impact of complying with such laws. Texas and Alabama require drilling permits and bonds and operating reports and impose other burdens relating to oil and gas exploration and production. Both states also require conservation measures, including pooling of oil and gas properties, establishing maximum production rates from oil and gas wells, and spacing, plugging and abandoning wells. These laws limit the rate at which oil and gas can be produced from Cotton Valley's properties.

      The transportation and sale of gas in interstate commerce is regulated by United States law and the Federal Energy Regulatory Commission.

Environmental

      Cotton Valley's operations will be subject to extensive federal, state and local environmental regulation. Permits are required for various operations to be undertaken by Cotton Valley, and these permits are subject to revocation, modification and renewal by issuing authorities. Increasingly strict requirements may be imposed by environmental laws and enforcement policies. Cotton Valley does not anticipate material capital expenditures to comply with environmental laws.

Operating Hazards and Uninsured Risks

      The acquisition, development, exploration for, and production, transportation and storage of, crude oil, gas liquids and gas involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Cotton Valley's operations are subject to all of the risks normally incident to drilling gas and oil wells, operating and developing gas and oil properties, transporting, processing, and storing gas, including encountering unexpected formations or pressures, premature reservoir declines, blow-outs, equipment failures and other accidents, craterings, sour gas releases, uncontrollable flows of oil, gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. Oil production requires high levels of investment and has particular economic risks, such as retaining well failure, fires, explosions, gaseous leaks, spills and migration of harmful substances, any of which can cause personal injury, damage to property, equipment and the environment, and result in the interruption of operations. Cotton Valley is also subject to deliverability uncertainties related to the proximity of its reserves to pipeline and processing facilities and the inability to secure space on pipelines that deliver oil and gas to commercial markets. Although Cotton Valley maintains insurance in accordance with customary industry practice, it is not fully insured against all of these risks, nor are all such risks insurable. Losses resulting from the occurrence of these risks could have a material adverse impact on Cotton Valley. See "Business and Properties."

Facilities

      Cotton Valley leases approximately 1,900 square feet of office space at 8350 North Central Expressway, Suite M2030, Dallas, Texas 75206, at an annual base rental of approximately $44,500. Management believes that Cotton Valley's offices will satisfy its needs for the foreseeable future.

Employees

      As of August 31, 1996, Cotton Valley had six employees. Four employees are officers, one is administrative and one works in the field. Cotton Valley uses contract services in its oil and gas field operations. Cotton Valley also uses consultants to evaluate company projects, reserves and other oil and gas assets for potential acquisitions.

Legal Proceedings

      As of the date of this prospectus, Cotton Valley is not a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

      Cotton Valley's directors and executive officers are:


Name                     Age   Position
----                     ---   --------
Eugene A. Soltero         53   Chairman of the Board and Chief Executive Officer
James E. Hogue            60   Director, President and Chief Operating Officer
Peter Lucas               42   Senior Vice President and Chief Financial Officer
C. Ron Burden             53   Senior Vice President of Exploration
Wayne T. Egan(1)          32   Director
Michael Kamis             44   Director
Richard J. Lachcik(2)     38   Director

--------------------
(1)  Member, Audit Committee
(2)  Member, Compensation Committee


      Eugene A. Soltero has served Cotton Valley as a director since February 1995. He was President from February 1995 to July 1996 and has been Chairman and Chief Executive Officer since January 1996. He has been Chairman and Chief Executive Officer of CV Trading since May 1995. From March 1994 to February
1995, Mr. Soltero was President and Chief Executive Officer of Cimarron Resources, Inc., an independent gas production company. From August 1991 to March 1994, he was Chairman of the Board, President and Chief Executive Officer of Aztec Energy Corporation, a publicly-held independent oil and gas production company. In June 1994, Aztec Energy Corporation entered into bankruptcy proceedings. Mr. Soltero has served as Chief Operating Officer and/or Chief Executive Officer for private and public oil and gas companies for more than 20 years, including directing the formation and growth of start-up companies. Early in his career, he was trained at Sinclair Oil Corporation in exploration and production management, served as Manager of Planning for Texas International Petroleum Corporation, and Petroleum Economist for DeGolyer and MacNaughton, petroleum exploration and production consultants. Mr. Soltero is a member of the Society of Petroleum Engineers, a member and former director of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. He has also served, on two separate terms, as a director of the Independent Petroleum Refiners Association of America. He is a master's graduate of the Massachusetts Institute of Technology in business (where he was awarded the Sinclair Fellowship in Petroleum Economics) with an undergraduate engineering degree from The Cooper Union. Mr. Soltero is a registered professional engineer in the State of Texas.

      James E. Hogue became President, Chief Operating Officer and a director of Cotton Valley in July 1996 and he served as Chairman of CV Energy from February 1995 to January 1996 and Chairman of CV Trading from May 1995 to January 1996. He became President of CV Energy and CV Operating in January 1996. Mr. Hogue also has been director, President and major shareholder of Third Coast Capital, Inc., a venture capital company, since 1988. Since 1991, Mr. Hogue has served as President of Martex Oil and Gas, Inc. In 1983, Mr. Hogue formed Mayco Petroleum, Inc., for which he served as President until 1988. Early in his career, Mr. Hogue served as a driller for Leatherwood Company and as a core engineer for Sargent Diamond Bit, Inc. Subsequently, Mr. Hogue became President and major shareholder of a diamond bit manufacturing company. In the late 1970s, Mr. Hogue served for four years as President of Union Crude Oil Company, an exploration and drilling company, and for two years as Vice President of Independent Producers Marketing Company, a crude oil supply and transportation company. Mr. Hogue has participated in drilling or furnishing services for over 3,000 wells in Texas, Oklahoma, New Mexico, Louisiana and Colorado.

      Peter Lucas became Senior Vice President and Chief Financial Officer of Cotton Valley and all of its subsidiaries in August 1995. From May 1992 to July 1995, Mr. Lucas served as Chief Financial Officer to Canmax, Inc., a publicly traded company that developed software for oil and gas retailers. Mr. Lucas is a member of the Canadian Institute of Chartered Accountants. Mr. Lucas received his tax and accounting training at Coopers & Lybrand, which he left in

1984 to form his own tax practice. Six years later, Mr. Lucas' practice was merged into Coopers & Lybrand, with whom he was a partner until April 1992. He holds a bachelor of commerce degree from the University of Alberta.

      C. Ronald Burden joined Cotton Valley in April 1996. From July 1994 until he joined Cotton Valley, Mr. Burden served as Petroleum Geologist for Texakoma Oil and Gas in Dallas, Texas. He was an independent oil and gas consultant from September 1993 to July 1994. From November 1990 to September 1993, Mr. Burden was Exploration Manager for Enron Oil and Gas Corp. at Tyler, Texas. He has spent the past 25 years developing and managing oil and gas exploration projects in West Texas, Alaska, offshore Texas, offshore Louisiana, South Texas and particularly specializing in recent years in the East Texas Basin. Mr. Burden is a member of the American Association of Petroleum Geologists and the East Texas Geological Society. He is a graduate of Texas Tech University with a master's degree in Petroleum Geology.

      Wayne T. Egan is a partner with Weir & Foulds in the securities law section for more than the past five years. He holds an L.L.B. from Queen's University and a Bachelor of Commerce from the University of Toronto, and is a member of the Canadian Bar Association. Weir & Foulds serves as Cotton Valley's corporate counsel. See "Legal Matters."

      Michael Kamis has served Cotton Valley as a director since November 1996. Mr. Kamis has a Bachelor of Science degree in Petroleum Engineering from the University of Wyoming. He has held increasingly responsible positions throughout the world with oil and gas producers and service companies. Currently, Mr. Kamis is president of Apex Energy Consultants, Inc. which provides reserve and economic evaluations to the petroleum industry and financial institutions.

      Richard J. Lachcik has practiced law with the Toronto law firm of Weir & Foulds since 1988. He currently serves as the partner in charge of the securities law section. Mr. Lachcik is a graduate of Queen's University with an L.L.B., holds a B.A. from the University of Toronto, and is a member of the Ontario Bar. Weir & Foulds serves as Cotton Valley's corporate counsel. See "Legal Matters."

Audit Committee

      Cotton Valley's board of directors has established an Audit Committee to be comprised entirely of independent directors. The functions of the Audit Committee are to make recommendations to the board of directors regarding the engagement of Cotton Valley's independent accountants and to review with management and the independent accountants Cotton Valley's financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. Members of the Audit Committee are appointed annually by the board of directors and serve at the discretion of the board of directors until their successors are appointed or their earlier resignation or removal.

Compensation Committee

      Cotton Valley's board of directors has established a Compensation Committee to be comprised entirely of independent directors. The functions of the Compensation Committee are to review and recommend to the board of directors the compensation, stock options and employment benefits of all officers of Cotton Valley, to administer Cotton Valley's employee stock option plan, to fix the terms of other employee benefit arrangements and to make awards under such arrangements. Members of the Compensation Committee are appointed annually by the board of directors and serve at the discretion of the board of directors until their successors are appointed or their earlier resignation or removal.

Director Compensation

      Directors who are not Cotton Valley employees receive $500 per meeting of the board and $500 per committee meeting not held on the same date as a board meeting. Directors are permitted to accept stock in lieu of cash. Employee directors receive no extra compensation for service on the board.

Executive Compensation

      The following table sets forth the compensation paid or to be paid to Cotton Valley's executive officers, directly or indirectly, for services rendered in all capacities for the period from inception to June 30, 1995, and fiscal 1996:


                           SUMMARY COMPENSATION TABLE

                                                                   Annual Compensation(1)
      Name and Principal Position             Year            Salary            Other Annual
                                                                                Compensation
      ---------------------------             ----           --------           ------------
Eugene A. Soltero, Chairman of the            1996           $115,000               $0
   Board and Chief Executive Officer          1995            $25,000               $0

James E. Hogue, President and Chief           1996           $115,000               $0
   Operating Officer                          1995            $25,000               $0

Peter Lucas, Senior Vice President            1996           $101,500               $0
   and Chief Financial Officer                1995                 $0               $0

C. Ronald Burden, Senior Vice                 1996            $22,000               $0
   President of Exploration                   1995                 $0               $0

--------------------------
(1) Certain of Cotton Valley's executive officers receive personal benefits in addition to salary. The aggregate amounts of these benefits, however, do not exceed the lesser of $50,000 or 10% of the total annual salary reported for the executives.

      Cotton Valley does not have employment contracts with any of its executive officers.

      The following table sets forth information regarding options granted to executive officers under Cotton Valley's employee stock option plan in fiscal 1996:


                        Option Grants in Last Fiscal Year
                               (Individual Grants)

                             Number of               Percent of Total
                      Securities(1) Underlying      Options Granted to         Exercise or      Expiration
Name                     Options Granted        Employees in Fiscal Year       Base Price         Date
----                  ------------------------  ------------------------       -----------     ------------
Eugene A. Soltero             200,000                      25.0%                  $1.83        July 1, 2000
James E. Hogue                200,000                      25.0%                  $1.83        July 1, 2000
Peter Lucas                   200,000                      25.0%                  $1.83        July 1, 2000
C. Ronald Burden              200,000                      25.0%                  $1.83        July 1, 2000

----------------------
(1)  Shares of common stock


      The following table sets forth information regarding the value of unexercised options held by executive officers as of June 30, 1996. No options were exercised during fiscal 1996.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                        Number of Securities(1) Underlying       Value of Unexercised In-the-Money
                           Unexercised Options at FY-End                 Options at FY-End
Name                         Exercisable/Unexercisable               Exercisable/Unexercisable
----                         -------------------------               -------------------------
Eugene A. Soltero                    200,000/0                                 $0/$0
James E. Hogue                       200,000/0                                 $0/$0
Peter Lucas                          200,000/0                                 $0/$0
C. Ronald Burden                     200,000/0                                 $0/$0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In February 1995, Cotton Valley issued a total of 1,840,001 shares to Eugene A. Soltero and James E. Hogue for pre-incorporation services to Cotton Valley. In December 1995, Cotton Valley issued an additional 80,000 shares of common stock each to Eugene A. Soltero and James E. Hogue for pre-incorporation services. In December 1995, Cotton Valley issued 150,000 shares of common stock each to Peter Lucas and Ron Burden for post-incorporation services to Cotton Valley.

      During the year ended June 30, 1996, Cotton Valley granted to senior employees options that enable the employees to purchase 800,000 common shares of Cotton Valley for $1.83 per share until July 1, 2000.

      During the years ended June 30, 1996 and 1995, Cotton Valley paid management fees to two corporations controlled by senior officers of Cotton Valley, aggregating $160,000 and $50,000, respectively. In addition, Cotton Valley has received advances from these two companies which total $171,709 at June 30, 1996. The advances are unsecured and without interest and are payable after June 30, 1997.

      The foregoing transactions were on no less favorable terms than could have been obtained from unaffiliated third parties. Any future transactions between Cotton Valley and its affiliates will be approved by a majority of disinterested directors and will be on terms no less favorable to Cotton Valley than those which could be obtained from unrelated third parties.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of Cotton Valley's common stock as of October 31, 1996, and as adjusted to reflect the sale of Units in this offering, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of common stock, (ii) each Cotton Valley director and executive officer, and (iii) all directors and executive officers of Cotton Valley as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of their shares. Percentages in the table "After This Offering" assume conversion of Preferred Stock but not exercise of Warrants.

                                                              Percentage of
                                                        Outstanding Common Stock
                                  Amount and Nature of                After This
Name                              Beneficial Ownership    Currently     Offering
----                                -------------       -----------   ---------
Eugene A. Soltero (1) ..............   2,970,199             31.3%        24.8%
James E. Hogue (1) .................   2,985,199             31.5%        24.9%
Peter Lucas ........................     350,000              3.7%         2.9%
C. Ronald Burden ...................     390,000              4.1%         3.3%
Wayne T. Egan ......................      50,000              0.5%         0.4%
Michael Kamis ......................         --                --           --
Richard J. Lachcik .................      50,000              0.5%         0.4%
All directors and executive officers
   as a group (seven persons) ......   6,795,398             66.2%        53.2%

Royal Trust Corporation ............   1,500,000             15.5%        12.3%
                  ---------------------------


(1) The address of Messrs. Soltero and Hogue is 8350 North Central Expressway, Suite M2030, Dallas, Texas 75206.

(2) Includes 200,000 shares of common stock subject to an employee stock option and the following shares, beneficial ownership of which is disclaimed:
     610,000 shares of common stock owned by the Soltero Family Limited Partnership, 256,000 shares of common stock and 83,333 warrants owned by Mr. Soltero's wife and 1,740,866 held as attorney under a voting trust agreement. See "Principal Shareholders--Voting Trust Agreement."

(3) Includes 200,000 shares of common stock subject to an employee stock option and the following shares, beneficial ownership of which is disclaimed:
     640,000 shares of common stock owned by the Hogue Family Limited Partnership, 241,000 shares of common stock and 83,333 warrants held by Mr. Hogue's wife and 1,740,866 held as attorney under a voting trust agreement. See "Principal Shareholders--Voting Trust Agreement."

(4) Includes 200,000 shares of common stock subject to an employee stock option and 75,000 shares owned by Mr. Lucas' wife the following shares, beneficial ownership of which is disclaimed.

(5) Includes 200,000 shares of common stock subject to an employee stock option.

(6)  Includes 50,000 shares of common stock subject to an employee stock option.

(7) Includes 1,096,666 shares subject to options or warrants and 3,481,732 held as attorney under a voting trust agreement.

(8) Includes 500,000 shares subject to warrants. The address of Royal Trust Corporation Inc. is Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5.



      Cotton Valley is negotiating an agreement with Liviakis Financial Communications, Inc. of Sacramento, California ("Liviakis") to assist and consult with Cotton Valley in matters concerning corporate finance and to provide investor communications and public relations services. In consideration of Liviakis' services, Cotton Valley may sell a total of 500,000 shares of its common stock to Liviakis and an officer of Liviakis for $.75 per share and issue 1,490,000 shares of its common stock to Liviakis. Cotton Valley may also grant Liviakis and an officer of Liviakis an option to purchase 500,000 shares of its common stock from January 2, 1998, until November 8, 2001.

Voting Trust Agreement

      Unaffiliated parties that transferred their interests in the Texas and Alabama properties to Cotton Valley in exchange for securities provided a Power of Attorney to Eugene A. Soltero and James E. Hogue to vote 3,481,732 shares of common stock held by such property contributors in the attorneys' discretion between January 1, 1996, and January 1, 2001. Each property contributor may transfer to unrelated third parties its common stock of Cotton Valley, subject to the Voting Trust Agreement, at any time. The Power of Attorney provided by each of the property contributors to Messrs. Soltero and Hogue expires with respect to the common stock transferred by any property contributor.

                            DESCRIPTION OF SECURITIES

General

      Cotton Valley is authorized to issue an unlimited number of shares of common stock, without par value, and an unlimited number of shares of preferred stock, without par value, issuable in series. As of the date of this prospectus, Cotton Valley's issued and outstanding capital securities consist of 9,204,318 shares of common stock and 2,856,886 options and warrants to acquire common stock. After giving effect to this offering, the issued and outstanding capital stock of Cotton Valley will consist of 9,204,318 shares of common stock, 1,250,000 Units, 1,250,000 shares of Preferred Stock and 1,250,000 Warrants underlying the Units, 930,000 employee stock options and 1,926,886 options and warrants issued in Canadian financings. In addition, the Underwriters will be issued warrants to purchase 125,000 Units at a price equal to 120% of the initial public offering price per Unit. See "Description of Securities--Other Options and Warrants," "Underwriting" and note 5 of Notes to Financial Statements.

      No United States market currently exists for any of the Securities. Cotton Valley intends to apply for listing of the Securities on the AMEX.

Units

      Each Unit consists of one share of Preferred Stock and one Warrant. The Preferred Stock and the Warrants may not be traded separately until ___________, unless separated earlier upon three days' prior written notice to Cotton Valley from the Representative.

Common Stock

      Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in the assets of Cotton Valley legally available for distribution upon liquidation, dissolution or winding up.

      Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. The common stock underlying the Units offered by this prospectus will be, when issued and paid for, fully paid and nonassessable.

      Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock and Preferred Stock can elect all of Cotton Valley's directors. The board of directors is empowered to fill any vacancies on the board of directors created by resignations, subject to quorum requirements.

      All shareholder action is taken by vote of a majority of voting shares of the capital stock of Cotton Valley present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote.

      For certain fundamental changes, the corporate legislation under which Cotton Valley was formed may require each class of outstanding stock to vote separately.

      Cotton Valley's common stock began trading through The Canadian Dealing Network on June 24, 1996, under the symbol "CVZC." From June 24, 1996, through September 30, 1996, the following table sets forth the high and low bid information for Cotton Valley's common stock in Canadian Dollars as reported on The Canadian Dealing Network. The information in the table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

             1996                    High             Low
             ----                   -----            -----
June 24-30                          $2.80            $2.50
July 1-September 30                 $2.60            $1.20


      As of October 31, 1996, CV had 1,130 record holders of its common stock, 207 of whom have United States addresses.

Preferred Stock

      Cotton Valley's articles of amalgamation authorize its board of directors to issue an unlimited number of preferred shares in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including the dividend rates, conversion rates, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any terms of the designation of such series, without any further vote or action by the shareholders. Issuing preferred shares could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock.

      Cotton Valley has no present plans to issue any preferred stock other than the Preferred Stock underlying the Units offered by this prospectus. Pursuant to Policy 5.2 issued by the Ontario Securities Commission, Cotton Valley may not issue any preferred stock without the advance written consent of the Ontario Securities Commission. Cotton Valley does not anticipate any difficulty in obtaining this consent.

8% Cumulative Convertible Preferred Stock

      The board of directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock. Holders of the Preferred Stock are entitled to two votes per share on all matters submitted to a vote of Cotton Valley shareholders. In addition, such holders are entitled to receive cumulative dividends at the rate of 8% per annum, payable at the election of Cotton Valley in cash or in shares of common stock. The dividends will be paid annually, within 60 days after the close of each fiscal year ending June 30. If the dividend is paid in shares of common stock, the price of such common stock will be the average closing price for publicly traded shares during the 20 trading days ended on the last day of the fiscal year.

      Holders of the Preferred Stock will have first equity preference as a class, limited in amount to $6.00 per share of Preferred Stock, in the assets of Cotton Valley legally available for distribution in the event of the liquidation, dissolution or winding up.

      Each outstanding share of Preferred Stock may be converted at any time by the holder into two shares of common stock. Each share of Preferred Stock will convert into two shares of common stock automatically upon the first to occur of the following:

         (1) The closing price for shares of common stock in any United States public market meets or exceeds $___ per share for 20 consecutive trading days; or

         (2)    Cotton Valley's  auditors release audited  financial  statements
                according  to  United  States  generally   accepted   accounting
                principles that show Cotton Valley has had net income for the previous 12-month (or shorter) period exceeding $2,000,000; or

         (3) Cotton Valley's auditors release audited financial statements according to Canadian generally accepted accounting principles that show Cotton Valley has had net income for the previous 12-month (or shorter) period exceeding Cdn $2,600,000; or

         (4)    December 31, 2002.

      Holders of the Preferred Stock do not have subscription, redemption or conversion rights other than as set out above, nor do they have any preemptive rights. If Cotton Valley elects to sell additional shares of its common or preferred stock following this offering, investors in this offering would have no right to purchase additional shares of such stock. Consequently, their percentage equity interest in Cotton Valley could be diluted. The shares of Preferred Stock underlying the Units offered by this prospectus will be, when issued and paid for, fully paid and nonassessable.

      Holders of the Preferred Stock do not have cumulative voting rights, which means that the holders of more than half of the voting rights of common stock and Preferred Stock can elect all of Cotton Valley's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The board of directors is empowered to fill any vacancies on the board of directors created by the resignation of directors, subject to applicable legislation.

Warrants

      Each Warrant entitles the holder to purchase one share of common stock for $____ per share until ___________, 1998. The Warrants are not immediately exercisable and are not transferable separately from the Preferred Stock until ________________. Cotton Valley may redeem the Warrants at $0.01 per Warrant at any time after ________________, upon 30 days written notice to the holders.

Other Options and Warrants

      Employee Stock Options. Cotton Valley is authorized to issue shares of common stock under its employee stock option plan to employees, officers, directors, consultants and other service providers, provided that insiders must not in aggregate hold options exceeding 10% of the outstanding shares. As of the date of this prospectus, options have been granted to acquire a total of 930,000 shares for $1.83 per share. These options expire in 1999 and 2000.

      Canadian Financings. In connection with financing activities completed in Canada and the acquisition of Arjon, Cotton Valley granted options and warrants as reflected in the table below. At October 31, 1996, 1,926,886 options or warrants were outstanding. Each option or warrant entitles the holder to purchase one share of common stock at the prices set forth in the table.


Number        Exercise Price Cdn $      Exercise Price US $   Expiration Date
------        --------------------      -------------------   ---------------
1,340,724            $2.75                     $2.00          December 31,1997
  125,000            $2.25                     $1.64          April 30, 1998
   98,421            $2.25                     $1.64          December 31,1997
   37,741            $2.02                     $1.48          August 31, 1998
  325,000            $0.66                     $0.48          December 31,1998


Transfer Agent and Registrar

      The transfer agent and registrar for Cotton Valley's common stock is Equity Transfer Services Inc., Toronto, Ontario, Canada. Cotton Valley intends to appoint Continental Stock Transfer and Trust Company of Jersey City, New Jersey, as United States transfer agent.


                       SECURITIES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, 9,204,318 shares of common stock will be outstanding. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except shares purchased by an affiliate (in general, a person who is in a control relationship with Cotton Valley) which will be subject to the limitations of Rule 144 promulgated under the Securities Act. The 9,204,318 shares of common stock are registered on Form 20-F and currently eligible for sale without restriction, other than shares held by affiliates. Subject to the limitations of Rule 144, restricted securities will be freely transferable upon expiration of the applicable two-year holding period and other provisions. In addition, Cotton Valley has granted 1,926,886 warrants to purchase common stock. See "Capitalization," "Management" and "Principal Shareholders."

      Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's two-year holding provisions, including persons who may be deemed affiliates of Cotton Valley, may sell restricted securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period is not more than the greater of 1% of the total shares of common stock then outstanding (approximately 90,000 shares of common stock immediately after this offering) or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for three years, restricted securities may be sold by persons who are not affiliates of Cotton Valley without regard to volume limitations. Restricted securities held by affiliates must continue, even after the three-year holding period, to be sold in brokers' transactions or directly to market makers, subject to the volume limitations described above.

      Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Cotton Valley by its employees, directors, officers, consultants or advisors before the date Cotton Valley becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons, including the employee stock option plan. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. Such securities will be subject, however, to any lock-up agreements related to such securities.

      Prior to this offering, no public market has existed for any Securities in the United States. No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale, or availability for sale, of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

      Cotton Valley intends to file a registration statement under the Securities Act covering shares of common stock available for issuance under the employee stock option plan. See "Description of Securities--Other Options and Warrants--Employee Stock Options." Such registration statement relating to the employee stock option plan is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. As of the date of this prospectus, 930,000 shares are subject to outstanding options under the employee stock option plan.

                        CERTAIN INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations for United States Residents

      The following is a summary of certain of the Canadian federal income tax considerations which will generally be applicable to holders of common stock ("U.S. residents") who are residents of the United States for the purposes of the Canada-United States Income Tax Convention (1980) ("the Convention") and are not residents of Canada for the purposes of the Income Tax Act (Canada) ("the Canadian Tax Act"), who deal at arm's length with Cotton Valley for the purposes of the Canadian Tax Act and who do not use or hold and are not deemed to use or hold such common stock in, or in the course of, carrying on a business in Canada. This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, proposed amendments thereto publicly announced by the Minister of Finance, Canada, prior to the date hereof, and the provisions of the Convention as in effect on the date hereof.

     This summary is of general nature only and is not intended to be legal or tax advice to any particular U.S. resident. Accordingly, U.S. residents should consult with their own tax advisors for advice with respect to their own particular circumstances.

      A U.S. resident will not be subject to tax in Canada on any capital gain realized on a disposition of the Securities unless the value of the Securities constitutes "taxable Canadian property" of the U.S. resident and the value of the Securities is derived principally from real property situated in Canada. The value of these Securities is not derived principally from real property situated in Canada.

      Dividends paid or credited or deemed to be paid or credited to a U.S. resident in respect of the common stock will generally be subject to Canadian withholding tax. Currently, under the Convention, the rate of Canadian withholding tax which would apply on dividends paid by Cotton Valley to a resident of the United States is (i) 6% with respect to dividends paid in 1996 and 5% thereafter if the beneficial owner of the dividends is a company which owns at least 10% of the voting stock of Cotton Valley, and (ii) 15% in all other cases.

United States Federal Income Tax Considerations

      The following is a general description of the material United States federal income tax consequences applicable to U.S. holders of the Securities. The following discussion deals only with Securities held as a capital asset by U.S. holders. It does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the United States dollar, or certain "straddle" or hedging transactions. A "U.S. holder" is (i) a citizen (not resident in Canada pursuant to the convention) or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia) or (iii) a person otherwise subject to United States federal income tax on its worldwide income. Prospective purchasers are urged to consult their tax advisors regarding the particular tax consequences arising under any state or local law.

      The gross amount of a distribution with respect to common stock will include the amount of any Canadian federal income tax withheld and will be includible in gross income as a taxable dividend to the extent of Cotton Valley's current and accumulated earnings and profits (calculated under United States tax principles), as a return of capital to the extent in excess of such earnings and profits and not in excess of the holder's tax basis in the common stock, and as capital gain to the extent of any balance. Dividends will not be eligible for the dividends-received deduction. Holders generally will be entitled, subject to certain limitations, to a credit against their United States federal income tax for Canadian federal income taxes withheld from such dividends. Holders may claim a deduction for such taxes if they do not elect to claim such foreign tax credit.

      If a dividend distribution is paid in Canadian dollars, the amount includible in income will be the United States dollar value, on the date of receipt, of the Canadian dollar amount distributed. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

      The sale of common stock will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common stock. Gain or loss upon the sale of the common stock will be long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year.

      Special rules are applicable to United States persons holding stock in a "passive foreign investment company" (PFIC), any foreign corporation of which at least 75% of its gross income for the taxable year is passive income (the "Income Test") or at least 50% by value of the assets it holds during the taxable year produce or are held for the production of passive income (the "Asset Test"). For that purpose, "passive income" includes the excess of gains over losses from certain commodities transactions, including certain transactions involving oil and gas. Gains from commodities transactions, however, are generally excluded from the definition of passive income if "substantially all" of a merchant's, producer's or handler's business is as an active merchant, producer or handler of such commodities.

      Cotton Valley believes it is not currently and will not become a PFIC. However, the application of the PFIC provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to oil and gas producers is somewhat unclear. Therefore, no assurance can be made regarding the PFIC status of Cotton Valley.

      If Cotton Valley were a PFIC, a U.S. holder of common stock would be subject to a special tax regime with respect to certain dividends and with respect to gain on a disposition of such shares (including a gift or pledge of shares). Such income would be allocated ratably over the holder's holding period for the shares, would be taxed, in the year of dividend or disposition, at ordinary income tax rates (using the highest tax rate in effect for each period to which the income is allocated), and would be subject to an interest charge reflecting the deferral of tax from the year to which the income was allocated to the year of dividend or disposition.

      Purchasers of Units are urged to consult their tax advisors regarding the potential application of the matters described above.

                                  UNDERWRITING

      Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, Cotton Valley has agreed to sell to the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom National Securities Corporation is acting as Representative, have agreed to purchase the number of Units set forth opposite their respective names in the following table.


Underwriters                                                  Number of Units
------------                                                  ---------------
National Securities Corporation.....................



                                                                 --------
        Total.......................................             1,250,000
                                                                 =========


      The Representative has advised Cotton Valley that the Underwriters propose to offer the Units to the public at the initial public offering price per Unit set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not more than $___ per Unit, none of which will be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by Cotton Valley as set forth on the cover page of this prospectus.

      Cotton Valley has granted to the Underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 187,500 additional Units to cover over-allotments, if any, at the same price per Unit as Cotton Valley will receive for the 1,250,000 Units that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional Units that the number of Units to be purchased by it shown in the above table represents as a percentage of the 1,250,000 Units offered hereby. If purchased, such additional Units will be sold by the Underwriters on the same terms as those on which the 1,250,000 Units are being sold.

      The holders of _____ shares of common stock have agreed with the Representative that, for at least two years after the date of this prospectus, subject to certain limited exceptions, they will not directly or indirectly sell, offer to sell, contract to sell, pledge, make gifts of, grant an option for the sale of or otherwise dispose of any shares of common stock, or other securities convertible into, exercisable for or exchangeable for shares of common stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the Representative. All of such shares will be eligible for immediate public sale following expiration of the lock-up periods, subject to the provisions of Rule
144. See "Shares Eligible for Future Sale."

      The Underwriters have the right to offer the Securities offered hereby only through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc.("NASD") and may allow such dealers such portion of its ___ percent (__%) commission as each Underwriter may determine.

      The Underwriters will not confirm sales to any discretionary accounts.

      Cotton Valley has agreed to pay the Representative a nonaccountable expense allowance of 2.5% of the gross amount of the Units sold (_______ upon the sale of the Units offered, _____ if the over-allotment option is exercised in full) at the closing of the offering. The Underwriters' expenses in excess thereof will be paid by the Representative. to the extent that the expenses of the underwriting are less than that amount, such excess shall be deemed to be additional compensation to the Underwriters. In the event the offering is terminated before its successful completion, Cotton Valley may be obligated to pay the Representative a maximum of $______ on an accountable basis for expenses incurred by the Representative in connection with the offering.

Underwriters' Warrants

      Upon the closing of this offering, Cotton Valley has agreed to sell to the Underwriters, for nominal consideration, 125,000 warrants (the "Underwriters' Warrants"). The Underwriters' Warrants are exercisable at 120% of the public offering price per Unit for a four-year period commencing one year from the date of this offering. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the Underwriters and their successors and dealers participating in the offering and/or their partners or officers. The
Underwriters' Warrants will contain antidilution provisions providing for appropriate adjustment of the number of shares subject to the Warrants under certain circumstances. The holders of the Underwriters' Warrants have no voting, dividend or other rights as shareholders of Cotton Valley with respect to shares underlying the Underwriters' Warrants until the Underwriters' Warrants have been exercised.

      For the term of the Underwriters' Warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of Cotton Valley's shares, with a resulting dilution in the interest of other shareholders. The holders of the Underwriters' Warrants can be expected to exercise the Underwriters' Warrants at a time when Cotton Valley would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable to Cotton Valley than those provided by the Underwriters' Warrants. Such facts may adversely affect the terms on which Cotton Valley can obtain additional financing. Any profit realized by the Underwriters on the sale of the Underwriters' Warrants or shares issuable upon exercise of the Underwriters' Warrants may be deemed additional underwriting compensation.

Indemnification

      The Underwriting Agreement provides for indemnification between Cotton Valley and the Underwriters against certain civil liabilities, including liabilities under the Securities Act. In addition, the Underwriters' Warrants provide for indemnification among Cotton Valley and the holders of the Underwriters' Warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934.

Determination of Offering Price

      The initial public offering price was determined by negotiation between Cotton Valley and the Representative. The factors considered in determining the public offering price include Cotton Valley's business potential and earnings prospects, the oil and gas industry and the general condition of the securities markets at the time of the offering. The offering price does not bear any relationship to Cotton Valley's assets, revenue, book value, net worth or other recognized objective criteria of value. The number of shares of common stock into which Preferred Stock may be converted, and the exercise price of the Warrants, was determined by negotiation between Cotton Valley and the Representative.

American Stock Exchange

      Cotton Valley intends to apply to list the Securities on the American Stock Exchange. No assurance can be given that the Securities will be listed, that a market for the Securities will develop or, if it does develop, that it will be maintained.

                        LIMITATIONS ON DIRECTOR LIABILITY

      Under the securities law of the Province of Ontario, a right of action is given for damages for a "misrepresentation" contained in a prospectus at the time of purchase against every director of the issuer at the time the prospectus or its later amendment was filed. A misrepresentation is defined to mean an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Every person who purchases the security offered by the prospectus during the period of distribution is deemed to have relied upon the misrepresentation if it was a misrepresentation at the time of purchase.

      The general defense available for directors to such an action is proof by the director that the purchaser purchased the securities with knowledge of the misrepresentation. In addition, specific defenses are available to directors provided a director can demonstrate that the prospectus was filed without the director's knowledge and consent and reasonable general notice was given on becoming aware of the filing. In addition, a director may also avoid liability for a misrepresentation in a prospectus if the director did not believe, as to the non-expertised portion of the prospectus, that a representation is false or misleading, and if the director conducted a reasonable investigation so as to provide reasonable grounds for belief that there had been no misrepresentation (the due diligence defense).

      A director of Cotton Valley is also subject to potential liability under the Ontario Business Corporations Act ("OBCA"). The OBCA requires every director of a corporation in exercising the director's power and discharging the director's duties to act honestly and in good faith with a view to the best interests of the corporation. In addition, every director of a corporation is required in exercising his or her powers and discharging his or her duties to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Failure to meet these duties will result in a director becoming liable for actions taken on behalf of the corporation. A director may be indemnified by a corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director in respect of any civil, criminal or administrative action or proceeding to which the director is made a party by reason of being or having been a director of the corporation, if the director acted honestly and in good faith with a view to the best interests of the corporation.

                                  LEGAL MATTERS

      The validity of the issuance of the Securities offered hereby will be passed upon for Cotton Valley by Weir & Foulds, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J5. Certain legal matters will be passed upon for the Underwriters by Maurice J. Bates, L.L.C.

                                     EXPERTS

      The financial statements of Cotton Valley at June 30, 1996, and for the period then ended appearing in this prospectus have been audited by Hein + Associates, LLP, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The reserve report of K&A Energy Consultants, Inc. of the proved reserves and future net revenues attributable to Cotton Valley's properties in the Cheneyboro Field and the reserve report of Wendell & Associates of the proved reserves and projected estimated future production and revenue for the Movico Field included in this Prospectus as Appendix A-1 and Appendix A-2, respectively, have been so included in reliance upon the authority of such firms as experts in petroleum engineering.

                                    GLOSSARY

      In this prospectus, the following terms have the meanings indicated:

      3-D Seismic - The method by which a three-dimensional image of the earth's subsurface is created through the interpretation of collected seismic data. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional seismic surveys and contribute significantly to field appraisal, development and production.

      Bbl - Barrels of oil.

      Commercial Quantities/Well - A well that will make a profit over the cost of operating the well.

      Completion - The casing, perforation, stimulation and installation of permanent equipment for the production of oil and gas. Completion costs are the costs incurred for the services, equipment and labor required therefor.

      Development Well - A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

      Exploratory Well - A well drilled to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir, or to extend a known reservoir. Generally, an exploratory well is any well that is not a development well, a service well or a stratigraphic test well as defined below.

      Gas Well - A well capable of producing gas as its primary product.

      Gross Acres or Gross Wells - The total acres or well, as the case may be, in which a working interest is owned.

      Mcf - One thousand cubic feet of gas.

      Net Acres - Calculated by multiplying the number of gross acres in which a party has an interest by the fractional interest of the party in each such acre.

      Net Revenue Interest - The share of revenues from oil an/or gas production net of all other interest burdening the gross revenues such as landowner's royalty and overriding royalties, etc.

      Oil and Gas Lease - Contractual right to enter onto lands to explore for, develop and produce oil and gas. An oil and gas lease is real property.

      Oil Well - well capable of producing oil as its primary product.

      Producer or Productive Well - A well that is producing oil or gas or that is capable of production.

      Proved Resources - The estimated quantities of crude oil and gas, condensate and gas liquids recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      (i) Reservoirs are considered proved if economic produceability is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      (ii) Reserves which can be produced economically through application of improved recovery techniques such as fluid injection are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      (iii)Estimates of proved reserves do not include (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves", (B) crude oil, gas and gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors, (C) crude oil, gas and gas liquids that may occur in undrilled prospects or (D) crude oil, gas and gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

      Proved Developed Reserves - Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

      Proved Undeveloped Reserves - Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

      Undeveloped Acreage - Oil and gas acreage (including, in applicable instances, rights in one or more horizons which may be penetrated by existing well bores, but which have not been tested) to which Proved Reserves have not been assigned by petroleum engineers.

      Working Interest - The operating interest in an Oil and Gas Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Cotton Valley Resources Corporation
(Formerly Cotton Valley Energy Limited)
Dallas, Texas


We have audited the consolidated balance sheet of Cotton Valley Resources Corporation (formerly Cotton Valley Energy Limited) (a development stage company) as of June 30, 1996, and the consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996, the period from February 15, 1995 (date of incorporation) to June 30, 1995 and the period from February 15, 1995 to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1996, and the results of its operations and cash flows for the year ended June 30, 1996, the period from February 15, 1995 to June 30, 1995 and the period from February 15, 1995 to June 30, 1996 in accordance with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has had no significant revenues from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HEIN + ASSOCIATES LLP

Dallas, Texas
November 1, 1996

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                           CONSOLIDATED BALANCE SHEET
                          (Expressed in U. S. Dollars)
                                                                   June 30, 1996


                                     ASSETS
                                     ------

CURRENT ASSET - Cash ............................................    $   803,070

PROVED OIL AND GAS PROPERTIES  (full cost method) ...............     11,140,724

OFFICE EQUIPMENT, net of accumulated depreciation of $1,684 .....         35,536
                                                                     -----------

            Total Assets ........................................    $11,979,330
                                                                 ===============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITY -  Accounts payable ........................................   $    516,689

LONG-TERM DEBT ...............................................................        586,049

ADVANCES FROM RELATED PARTIES ................................................        171,709

DEFERRED INCOME TAXES ........................................................      1,740,000

STOCKHOLDERS' EQUITY:
   Preferred stock, no par value, authorized-unlimited, issued - none ........           --
   Common stock, no par value, authorized-unlimited, issued - 9,191,596 shares      9,443,160
   Deficit accumulated in development stage ..................................       (478,277)
                                                                                 ------------
            Total Stockholders' Equity .......................................      8,964,883

            Total Liabilities and Stockholders' Equity .......................   $ 11,979,330
                                                                                 ============













              See accompanying notes to these financial statements

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Expressed in U. S. Dollars)



                                              PERIOD FROM      PERIOD FROM
                                              FEBRUARY 15,     FEBRUARY 15,
                                YEAR ENDED       1995 TO         1995 TO
                               JUNE 30, 1996  JUNE 30, 1995    JUNE 30, 1996
                               ------------   -------------    -------------

REVENUE - Interest income ...   $     5,386    $      --      $     5,386

EXPENSES:
   General and administrative       529,776         74,917        604,693
   Interest .................       138,970           --          138,970
                                -----------    -----------    -----------
          Total Expenses ....       668,746         74,917        743,663
                                -----------    -----------    -----------

LOSS BEFORE INCOME TAXES ....      (663,360)       (74,917)      (738,277)

INCOME TAX BENEFIT ..........       235,000         25,000        260,000
                                -----------    -----------    -----------

NET LOSS ....................   $  (428,360)   $   (49,917)   $  (478,277)
                                ===========    ===========    ===========

NET LOSS PER SHARE ..........   $     (0.05)   $     (0.01)
                                ===========    ===========

WEIGHTED AVERAGE SHARES .....     9,186,000      8,438,000
                                ===========    ===========




















              See accompanying notes to these financial statements

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM FEBRUARY 15, 1995 TO JUNE 30, 1996
                          (Expressed in U. S. Dollars)

                                                                                                             DEFICIT
                                                                                                          ACCUMULATED
                                                                COMMON STOCK          SPECIAL SHARES     IN DEVELOPMENT
                                                            SHARES      AMOUNT     SHARES       AMOUNT       STAGE           TOTAL
                                                            ------      ------     --------     ------       ------         -------
Issued upon incorporation to officers  ($.003 per share)    560,001      $1,401   2,100,000      $   8        $  --         $ 1,409
Issued March 10, 1995 for the potential acquisition of
   subsequently abandoned oil and gas properties
   (621,600 shares issued and 310,800 shares canceled
    - $.003 per share) .................................    310,800         777        --           --           --             777
Issued March 10, 1995 for the acquisition of oil and gas
   properties ($1.82 per share) ........................  3,875,957   7,072,914        --           --           --       7,072,914
Issued June 1, 1995 for cash ($1.00 per share) .........     10,000      10,000        --           --           --          10,000
Net loss ...............................................       --          --          --           --        (49,917)      (49,917)
                                                                                             -----------  -----------   -----------
BALANCES,  June 30, 1995 ...............................  4,756,758   7,085,092   2,100,000            8      (49,917)    7,035,183

Issued July - December 1995 in connection with  notes
   payable ($1.49 per  share) ..........................    107,258     160,008        --           --           --         160,008
Repayment and conversion to equity of notes payable,
   net of amortized discount ...........................       --       (72,000)       --           --           --         (72,000)
Issued December 29, 1995 to officers upon conversion
   of special shares ($.04 per share) ..................  1,440,000       5,840  (2,100,000)          (8)        --           5,832
Issued December 29, 1995 as advance for stock offering
   costs ($.04 per share) ..............................    340,000      12,409        --           --           --          12,409
Issued December 29, 1995 to officers for services ($.04
   per share) ..........................................    300,000      10,950        --           --           --          10,950
Sale of shares for cash during April - June 1996 ($1.64
   per share) ..........................................  1,272,500   2,089,872        --           --           --       2,089,872
Issued June 14, 1996 upon conversion of debentures
   ($1.48 per share) ...................................    288,529     426,474        --           --           --         426,474
Issued June 14, 1996 to former Arjon shareholders
   ($.21 per share) ....................................    686,551     146,300        --           --           --         146,300
Share issuance costs ...................................       --      (421,785)       --           --           --        (421,785)
Net loss ...............................................       --          --          --           --       (428,360)     (428,360)
                                                                                             -----------  -----------   -----------
BALANCES,  June 30, 1996 ...............................  9,191,596 $ 9,443,160        --    $      --    $  (478,277)  $ 8,964,883
                                                        =========== =========== ===========  ===========  ===========   ===========

              See accompanying notes to these financial statements
                                       F-4

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Expressed in U. S. Dollars)

                                                                                  PERIOD FROM    PERIOD FROM
                                                                                 FEBRUARY 15,   FEBRUARY 15,
                                                                    YEAR ENDED      1995 TO        1995 TO
                                                                  JUNE 30, 1996  JUNE 30, 1995  JUNE 30, 1996
                                                                  -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ....................................................   $  (428,360)   $   (49,917)   $  (478,277)
   Adjustments to reconcile net loss to net cash used by
     operating activities:
         Deferred income tax benefit ...........................      (235,000)       (25,000)      (260,000)
         Amortization of debt discount .........................        88,000           --           88,000
         Depreciation ..........................................         1,683           --            1,683
         Common stock issued for services ......................        10,950          2,181         13,131
         Change in accounts payable ............................       286,689           --          286,689
         Other .................................................         5,843           --            5,843
                                                                   -----------    -----------    -----------
              Net cash used by operating activities ............      (270,195)       (72,736)      (342,931)

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances from related parties ...............................       107,974         63,736        171,710
   Sale of common stock ........................................     2,089,872         10,000      2,099,872
   Issuance of convertible debentures ..........................       426,474           --          426,474
   Issuance of note payable subsequently converted into
     convertible debentures ....................................       146,300           --          146,300
   Costs related to sale of stock and debentures ...............      (409,376)          --         (409,376)
   Issuance of note payable ....................................       250,000           --          250,000
   Repayment of note payable ...................................      (250,000)          --         (250,000)
                                                                   -----------    -----------    -----------
              Net cash provided by financing activities ........     2,361,244         73,736      2,434,980

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to oil and gas properties .........................      (751,759)          --         (751,759)
   Payment of liability related to oil and gas property ........      (500,000)          --         (500,000)
   Acquisition of office equipment .............................       (37,220)          --          (37,220)
                                                                   -----------    -----------    -----------
             Net cash used by investing activities .............    (1,288,979)          --       (1,288,979)
                                                                   -----------    -----------    -----------

INCREASE IN CASH ...............................................       802,070          1,000        803,070

CASH - beginning of period .....................................         1,000           --             --
                                                                                  -----------    -----------

CASH - end of year period ......................................   $   803,070    $     1,000    $   803,070
                                                                   -----------    -----------    -----------

SUPPLEMENTAL INFORMATION
   Cash paid for interest ......................................   $    37,010    $      --      $    37,010
   Liabilities incurred in acquisition of oil and gas properties          --        1,086,049      1,086,049
   Conversion of debentures to common stock ....................       426,474           --          426,474
   Retirement of debenture upon merger with Arjon ..............       146,300           --          146,300
   Oil and gas property option acquired with payable ...........          --          230,000        230,000
   Oil and gas properties acquired with common stock ...........          --        7,072,914      7,072,914
   Issuance of common stock for stock offering costs ...........        12,409           --           12,409

              See accompanying notes to these financial statements
                                       F-5

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

1.       NATURE OF OPERATIONS

         The Company was incorporated under the laws of Ontario as Cotton Valley Energy Limited (CVEL) on February 15, 1995. It acquired all of the shares of Cotton Valley Energy Corporation (CVEC), a Nevada corporation, on June 30, 1995 in a one-for-one share and warrant exchange. CVEC was also incorporated in February 1995. CVEL had no substantive activity, so the acquisition of CVEC was accounted for as a recapitalization of CVEL with the net assets of CVEC. These consolidated financial statements have been prepared as if the Company had acquired CVEC at the Company's inception.

         The Company also owns 100% of the outstanding shares of CV Trading Co., a Nevada corporation that was formed to conduct oil and gas trading activities, and Cotton Valley Operating Company, a Texas corporation formed to operate oil and gas wells. Neither of the subsidiaries commenced operations prior to July 1, 1996.
         Intercompany accounts and transactions are eliminated in consolidation.

         On June 14, 1996, the Company merged with Arjon Enterprises, Inc. (Arjon), an Ontario corporation and reporting issuer in Ontario. As a result of that merger the company's name was changed to Cotton Valley Resources Corporation. Arjon had no business activities and its only asset consisted of convertible debentures of the Company in the principal amount of $146,300. The Company accounted for the merger using the purchase method. Former Arjon shareholders received 686,551 common shares (representing approximately 7.5% of the then outstanding common shares) of the Company.

         The Company is in the development stage and had no revenues from operations through June 30, 1996. The Company's planned principal business activity is to acquire, explore, and develop oil and gas properties. The Company also intends to develop natural gas transportation and marketing projects.

         The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties

         The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a "full-cost pool."

         All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized.
                                       F-6

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

         The net capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated preset value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

Office Equipment

         Office equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

Foreign Currency Translation

          The company's assets and principal activities are in the U.S. and its functional currency is the U.S. dollar. The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

Income Taxes

         The Company  applies  Statement of  Accounting  Standards No. 109 (SFAS
         109). As required by SFAS 109, income taxes provided are for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Deferred Site Restoration

         A provision is established for estimated future costs of site restoration of oil and gas production interests, including the removal of production facilities at the end of their useful life. Costs are based on management's estimates of the anticipated method and extent of site restoration. The annual charge is determined on the same basis as the depletion and amortization of the underlying asset.

Net Loss Per Share

         Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year of a public offering are assumed to be outstanding for each year presented for purposes of the loss per share calculation. Stock options and warrants were antidilutive for both periods and therefore did not enter into the calculation of net loss per share.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)


Cash Flow Statement

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Stock-Based Compensation

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), which is effective for periods beginning after December 15, 1995. SFAS 123 requires that companies recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value. If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements. The Company expects to adopt the provisions of SFAS 123 in its 1997 fiscal year and to elect the disclosure alternative for employee grants.

Continuation as a Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company is in the development stage and has had no significant revenues from operations, which raises substantial doubt about its ability to continue as a going concern. Management is seeking additional financing as described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

         The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

3.       OIL AND GAS PROPERTIES

Cheneyboro Field

         The Company acquired approximately 5,000 acres of oil and gas leases in the Cheneyboro Field of Navarro County, Texas during fiscal years 1995 and 1996. The Company issued 3,252,533 common shares, granted 406,567 Class A warrants (see Note 5), and paid $500,000 in cash and a promissory note of $586,049 as consideration. The stock was recorded at an estimated value of $5,935,281. During the year ended June 30, 1996, the Company capitalized management fees and salaries of $195,476 directly related to the acquisition and proposed development of the property, and incurred other development costs of $127,278.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

Movico Field, Mobile County, Alabama

         The Company acquired an option to acquire a one-quarter interest in 1,280 acres of oil and gas leases in the Movico Field of Mobile County, Alabama in fiscal year 1995. The Company issued 623,424 common shares, granted 77,928 Class A warrants (see Note 5), and agreed to pay
         $230,000 as consideration. The stock was recorded at a value of $1,137,635. The interest in the leases is to be assigned to the Company upon payment of the $230,000 which amount is included in accounts payable in the accompanying balance sheet.

Sword Unit, Offshore Santa Barbara, California

         The Company has entered into option agreements to acquire a working interest in the Sword Unit, Offshore Santa Barbara, California. The Company has paid $400,000 as of June 30, 1996. To complete the option and acquire the working interest, the Company must pay $8,000,000 in cash and $4,000,000 in marketable securities (which may consist of the Company's common shares) on closing sometime in 1997, and participate in a $4,000,000 letter of credit to fund development. The option has been recorded at cost of $400,000, plus the Company's share of environmental studies of $29,005, for a total of $429,005.

4.       LONG-TERM DEBT

         The Company has promissory notes payable totaling $586,049 for the unpaid purchase price of the Cheneyboro oil and gas properties (see
         Note 3). The notes are collateralized by the properties and are due July 17, 1997.
         Interest is payable quarterly at 12%.

5.       STOCKHOLDERS' EQUITY

         The Company has an unlimited number of preferred shares authorized, which may be issued in series and include such rights and preferences as authorized by the board of directors. No shares were outstanding as of June 30, 1996.

         Shortly after incorporation, the Company issued 2,100,000 special shares for total cash consideration of $2.00 to officers, which were subsequently exchanged for 1,440,000 common shares of the Company. The special shares were issued in exchange for preferred stock which had been issued upon incorporation of CVEC and subsequently cancelled.

         In connection with the acquisition of oil and gas properties, including a property abandoned following its acquisition, the Company granted 518,345 Class A warrants. In connection with the issuance of notes payable and debentures, the Company granted 112,390 Class A warrants. The Company also issued 636,250 Class A warrants in conjunction with a private placement of common shares. Each Class A warrant is a right to purchase one common share for $2.00 until December 31, 1997.

         Effective  January  31,  1996,  each  2.5  outstanding  shares  of  the
         Company's  common  stock  were  consolidated  into  one  share  and the previously authorized unlimited number of special shares were cancelled. The financial statements reflect the consolidation of common shares as if it occurred on inception of the Company.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

         In December 1995, the Company issued a total of 300,000 shares of common stock to two officers in exchange for services performed shortly after incorporation of the Company. The shares were recorded at $10,950, which represented the esimated value of the services.

         During the year ended June 30, 1996, the Company granted to senior employees options that enable the employees to purchase 800,000 common shares of the Company for $1.83 per share until July 1, 2000. The Company has granted to the placement agent of the debenture and private placement offerings three-year options to purchase up to 10% of the common shares issued upon conversion of the debentures at a price equal to the conversion price. As a result, the agent has the right to buy 37,741 common shares at $1.48 per share until August 31, 1998; 73,739 common shares at $2.00 per share until December 31, 1997; and 125,000 common shares at $1.64 per share until April 30, 1998.

         In conjunction with the merger with Arjon, a total of 431,755 common shares are issuable to former Arjon shareholders for Arjon warrants in existence prior to the merger. These shares are issuable as follows:
         333,334 common shares until December 31, 1998 at an exercise price of $0.48 per share and 98,421 common shares at an exercise price of $1.64 per share until December 31, 1997.

6.       RELATED PARTY TRANSACTIONS

         During the years ended June 30, 1996 and 1995, the Company paid management fees to two corporations controlled by senior officers of the Company, aggregating $160,000 and $50,000, respectively. In addition, the Company has received advances from these two companies which total $171,709 at June 30, 1996. The advances are unsecured and without interest and are payable after June 30, 1997.

7.       INCOME TAXES

         The  Company's  deferred  tax  assets  (liabilities)   consist  of  the
following:

                                                                       JUNE 30,
                                                                1996          1995
                                                              --------       -------
Deferred tax liabilities:
   Difference in bases of oil and gas properties acquired   $(2,000,000)   $(2,000,000)
   Costs capitalized for books and deducted for tax .....       (65,000)          --
                                                            -----------    -----------
           Total deferred tax liaibliites ...............    (2,065,000)    (2,000,000)
                                                            -----------    -----------
Deferred tax asset (net operating loss carryforwards) ...       325,000         25,000
                                                            -----------    -----------
           Net deferred tax liability ...................   $(1,740,000)   $(1,975,000)
                                                            ===========    ===========

         At June 30, 1996, the Company has available net operating loss carryforwards of approximately $930,000 to reduce future taxable income. These carryforwards expire from 2002 to 2003.

8.       CONCENTRATION OF CREDIT RISK AND  FAIR VALUE OF FINANCIAL INSTRUMENTS

         At June 30, 1996, the Company had deposits in one financial institution that were approximately $700,000 in excess of FDIC insurance limits.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

         The Company's financial instruments at June 30, 1996 are cash, accounts payable, long-term debt, advances from related parties and stock warrants and options. Management believes the fair market values of cash and accounts payable approximate carrying values due to the short-term nature of these instruments. Management has estimated the fair values of long-term debt and advances from related parties based on expected discounted cash flows and believes the fair values are not materially different than carrying values. Management does not believe it is practicable to estimate the fair values of options and warrants due to the relatively limited trading activity that occurs in the Company's stock.

9.       SUBSEQUENT EVENTS

         The Company and an underwriter have an engagement letter for a proposed firm commitment underwritten public offering of approximately $7.5 million of securities of the Company. The underwriter would receive compensation of 10% of the public offering price plus an approximate 3% non-accountable expense allowance and a Securities Purchase Warrant, equal to 10% of the number of securities purchased by the underwriters. The engagement letter also provided the underwriter with an option to purchase up to an additional 10% of the aggregate number of securities offered in connection with the offering. The engagement letter is subject to a comprehensive review of the Company's business and prospects by the underwriter.

         The Company issued a private placement memorandum on July 1, 1996 for Units of Working Interest to participate in the drilling of a well on the Cheneyboro property. In this offering the Company is attempting to raise approximately $425,000 to $850,000.

10.      SUPPLEMENTAL INFORMATION (UNAUDITED)

         Costs incurred by the Company with respect to its oil and gas producing activities were set forth below. No significant costs were incurred in exploration activities or in the acquisition of unproved properties.


                                             FOR THE PERIODS ENDED
                                                     JUNE 30,
                                             1996                1995
                                            ------              ------
Proved property acquisition cost          $    524,005       $ 8,388,963
Development costs                              227,754              -
                                          ------------         ---------
              Total                       $    751,759       $ 8,388,963
                                          ============       ===========

11.      OIL AND GAS RESERVE INFORMATION (UNAUDITED)

         Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following estimated net interests in proved reserves are based upon subjective engineering

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. dollars)


         judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

         The Company  emphasizes  that reserve  estimates of new  discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. The Company's reserves are substantially from undeveloped properties. Accordingly, these estimates are expected to change materially as future information becomes available. The Company's reserves were estimated by independent petroleum engineers. All of the Company's reserves are located onshore in the continental United States.

         The following unaudited table sets forth proved oil and gas reserves at June 30, 1996 and 1995, together with changes therein:



                                            OIL AND          NATURAL
                                           CONDENSATE          GAS
                                             (BBLS)           (MCF)
                                           --------          --------
Balance at February 15, 1995                     -                  -
    Purchase of minerals in place          4,776,000         13,455,000
                                          -----------       -----------
Balance at June 30, 1995                   4,776,000         13,455,000
                                          -----------       -----------
Balance at June 30, 1996                   4,776,000 (1)     13,455,000 (1)
                                           ==========      ============

Proved developed reserves at June 30:
     1995                                       -                  -
                                         ============      ============
     1996                                     93,000            280,000
                                         ============      ============


         (1) Proved reserve quantities of 482,000 barrels of oil and 573,000 mcf of natural gas are subject to an option agreement. The property interests had not been assigned to the Company as of June 30, 1996.


         The standardized measure of discounted future net cash flows at June 30, 1996 and 1995 relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process described above are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)

         Standardized measure of discounted future net cash flows relating to proved reserves:


                                                              AT JUNE 30,
                                                        1996              1995
                                                   -----------------------------
Future cash inflows ............................ $ 129,867,000    $ 108,408,000
Future production costs ........................   (16,644,000)     (14,761,000)
Future development costs .......................   (13,560,000)     (13,475,000)
                                                  -------------    -------------
Future net cash flows, before income tax .......    99,663,000       80,172,000
Future income tax expenses .....................   (33,060,000)     (27,372,000)
                                                 -------------    -------------
Future net cash flows ..........................    66,603,000       52,800,000
10% discount to reflect timing of net cash flows   (21,653,000)     (19,800,000)
                                                 -------------    -------------
Standardized measure of discounted future net
   cash flows (1)............................... $  44,950,000    $  33,000,000
                                                 =============    =============

         (1)      Approximately   $4,000,000  of  the  standardized  measure  of
                  discounted future net cash flows at June 30, 1996 is attributable to an option agreement. The related property interests had not been assigned to the Company as of June 30, 1996.

         Changes in standardized measure of discounted future net cash flows relating to proved reserves:


                                                        FOR THE PERIOD ENDED
                                                               JUNE 30,
                                                       1996             1995
                                                  ------------------------------
Standardized measure, beginning of period ........ $ 33,000,000    $       --
Net change in sales price, net of production costs   12,450,000            --
Accretion of discount ............................    3,300,000            --
Purchases of reserves in-place ...................         --        50,108,000
Net changes in income taxes ......................   (3,800,000)    (17,108,000)
                                                   ------------    ------------
Standardized measure, end of period .............. $ 44,950,000    $ 33,000,000
                                                   ============    ============

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                      CONSOLIDATED CONDENSED BALANCE SHEET
                           (Expressed in U.S. Dollars)
                               September 30, 1996
                                   (Unaudited)

                                     ASSETS

CURRENT ASSET - Cash ..........................................    $    222,210

PROVED OIL AND GAS PROPERTIES (full cost method) ..............      11,322,923

OFFICE EQUIPMENT, net of accumulated depreciation of $4,470 ...          36,012

OTHER ASSETS ..................................................          35,000

         Total Assets .........................................    $ 11,616,145
                                                                   ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITY - Accounts payable ..........................    $    443,168

LONG-TERM DEBT ................................................         586,049

ADVANCES FROM RELATED PARTIES .................................         171,709

DEFERRED INCOME TAXES .........................................       1,645,000

STOCKHOLDERS' EQUITY:

  Preferred stock, no par value, authorized-unlimited,
  issued - none Common Stock, no par value,
  authorized- unlimited, issued - 9,204,318 ...................       9,454,382
  Deficit accumulated in development stage ....................        (684,163)
                                                                   ------------
         Total Stockholders' Equity ...........................       8,770,219

         Total Liabilities and Stockholders' Equity ...........    $ 11,616,145
                                                                   ============

               See accompanying note to these financial statements


                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

                                       Period From   Period From     Period From
                                         July 1,       July 1,       February 15
                                         1996 To       1995 To         1995 To
                                      September 30,  September 30, September 30,
                                          1996           1995           1996
                                       ----------    -----------    -----------
REVENUE - Oil and gas sales .......   $    19,484    $      --      $    19,484

EXPENSES:
  General and administrative ......       302,788         33,379        907,481
  Interest ........................        17,581          6,250        151,166
                                          --------   -----------    -----------

         Total Expenses ...........       320,369         39,629      1,058,647
                                         ---------   -----------    -----------


LOSS BEFORE INCOME TAXES ..........      (300,885)       (39,629)    (1,039,163)

INCOME TAX BENEFIT ................        95,000         13,870        355,000
                                      -----------    -----------    -----------

NET LOSS ..........................   $  (205,885)   $   (25,759)   $  (684,163)
                                      ===========    ===========    ===========


NET LOSS PER SHARE ................   $     (0.02)   $     (0.01)
                                      ===========    ===========

WEIGHTED AVERAGE SHARES ...........     9,186,000      4,757,000
                                      ===========    ===========



























               See accompanying note to these financial statements

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

                                                     Period From     Period From    Period From
                                                       July 1,         July 1,      February 15,
                                                       1996 To         1995 To         1995 To
                                                    September 30,    September 30,  June 30, 1996
                                                        1996            1995
                                                    -------------    -------------  -------------

CASH FLOWS FROM OPERATING
 ACTIVITES:
         Net loss ................................   $  (205,885)   $   (25,759)   $  (684,163)
         Adjustments to reconcile net
         loss to net cash used by
         operating activities:
            Deferred income tax benefit ..........       (95,000)       (13,870)      (355,000)
            Amortization of debt discount ........          --             --           88,000
            Depreciation .........................         2,786           --            4,469
            Common stock issued for services .....         7,207           --           20,338
            Change in accounts payable ...........       (73,521)          --          213,168
            Other ................................        (3,263)          --            2,580
                                                     -----------    -----------    -----------

            Net cash used by operating activities       (367,676)       (39,629)      (710,608)

CASH FLOWS FROM FINANCING
ACTIVITIES:
         Advances from related parties ...........          --           60,000        171,711
         Sale of common stock ....................         4,015           --        2,103,887
         Issuance of convertible debentures ......          --          355,650        426,474
         Issuance of note payable subsequently
         converted into convertible debentures ...          --          100,000        146,300
         Costs related to sale of stock
         and debentures ..........................          --             --         (409,376)
         Issuance of note payable ................          --             --          250,000
  Repayment of note payable ......................          --             --         (250,000)
                                                     -----------    -----------    -----------
         Net cash provided by financing activities         4,015        515,650      2,438,996

CASH FLOWS FROM INVESTING
ACTIVITIES:
         Acquisition of oil and gas properties ...      (182,199)      (477,021)    (1,433,958)
         Purchase of other assets ................       (35,000)          --          (72,220)
                                                                    -----------    -----------

         Net cash used by investing activities ...      (217,199)      (477,021)    (1,506,178)
                                                                    -----------    -----------


INCREASE (DECREASE) IN CASH ......................      (580,860)        (1,000)       222,210

CASH - beginning of period .......................       803,070          1,000           --

CASH - end of year period ........................   $   222,210          $ nil    $   222,210
                                                     ===========    ===========    ===========
                                      F-16

SUPPLEMENTAL INFORMATION
         Cash paid for interest ..................   $    37,010    $      --      $    37,010
         Debt incurred in acquisition
         of oil and gas properties ...............       586,049           --          586,049
         Conversion of debentures to
         common stock ............................       426,474           --          426,474
         Retirement of debenture upon
         merger with Arjon .......................       146,300           --          146,300
         Oil and gas property option acquired
         with payable ............................          --          230,000        230,000
         Oil and gas properties acquired
         with common stock .......................          --        7,072,914      7,072,914
         Issuance of common stock for stock
         offering costs ..........................        12,409           --           12,409


               See accompanying note to these financial statements

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                     NOTE TO CONDENSED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

(1)          Nature of Business and Basis of Preparation and Presentation

          The Company's primary business focus is the acquisition of ownership interests in, and the production of oil and gas from, existing oil and gas fields that indicate a potential for increased production through rehabilitation.

          The consolidated condensed financial statements of Cotton Valley Resources Corporation and subsidiaries (collectively the "Company") included herein have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, since the Company believes that the disclosures included are adequate to make the information presented not misleading. In the opinion of management, the consolidated condensed financial statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows as of the dates and for the periods presented. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Registration Statement on Form SB-2 for the fiscal year ended June 30, 1996.

          In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages, but does not require, companies to measure stock-based compensation cost using a fair-value method, rather that the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25. Companies choosing to continue to measure stock-based compensation using the intrinsic-value method must disclose on a pro forma basis net income and net income per share using the fair-value method. Prior to the effective date of SFAS No. 123 in fiscal 1997, the Company will select the method under which it will measure stock-based compensation cost.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Cotton Valley or the Underwriters. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities to which it relates in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in Cotton Valley's affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                           ---------------------------
                                 1,250,000 Units

                            COTTON VALLEY RESOURCES
                                   CORPORATION


                                 Consisting of
                 1,250,000 Shares of 8% Cumulative Convertible
                                 Preferred Stock


                                       and

                    1,250,000 Redeemable Warrants to Purchase
                                  Common Stock



                               P R O S P E C T U S



                         NATIONAL SECURITIES CORPORATION

                  TABLE OF CONTENTS
                                                 Page
Prospectus Summary ................................
Risk Factors ......................................
Use of Proceeds ...................................
Capitalization ....................................
Dilution ..........................................
Dividend Policy ...................................
Management's Discussion and Analysis or
   Plan of Operation ..............................
Business and Properties ...........................
Management ........................................
Certain Relationships and Related Transactions ....
Principal Shareholders ............................
Description of Securities .........................
Securities Eligible for Future Sale ...............
Certain Income Tax Considerations .................
Underwriting ......................................
Limitations on Director Liability .................
Legal Matters .....................................
Experts ...........................................
Glossary ..........................................



                           ---------------------------

      Until , 1997 (25 days after the date of this prospectus), all dealers effecting transactions in the Units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                                                                   , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers.

      Cotton Valley has no contract or arrangement that insures or indemnifies a controlling person, director or officer of Cotton Valley which affects his or her liability in that capacity. Cotton Valley's bylaws provide for such indemnification, subject to applicable law.

      If available at reasonable cost, Cotton Valley intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

Item 25.      Other Expenses of Issuance and Distribution.

      Expenses in connection with the public offering of Securities by Cotton Valley pursuant to this prospectus are as follows:


Securities and Exchange Commission Filing Fee                  $   4,307
American Stock Exchange Listing Fee                                    *
Accounting Fees and Expenses                                           *
Legal Fees and Expenses                                                *
Printing and Engraving                                                 *
Fees of Transfer Agent and Registrar                                   *
Listing, Blue Sky Fees and Expenses                                    *
Underwriter's Nonaccountable Expense Allowance                         *
Miscellaneous                                                          *
                                                         --------------
Total                                                    $             *
                                                         ==============
----------------------
         *Estimated

Item 26.      Recent Sales of Unregistered Securities.

     The following is a summary of transactions by Cotton Valley since February 15, 1995 (date of incorporation) involving securities which were not registered under the Securities Act. With regard to all of the following transactions, which ocurred in the United States, Cotton Valley relied on the exemption from registration under Section 4(2) of the Securities Act afforded on the basis that such transactions do not involve any public offering. The transactions in Canada took place in accordance with documents filed with the Ontario Securities Commission. Management believes that Cotton Valley has complied in all material respects with applicable Canadian securities regulation with respect to all such transactions.

      a) Shares of Common Stock


      Date                                 Transaction                                    Number          Consideration
      ----                                 -----------                                    ------          -------------
      02/95       To Eugene A. Soltero and James E. Hogue for                            1,840,001       $        1,401
                      pre-incorporation services
      03/95       To unaffiliated parties, for Cheneyboro Property                       3,252,533            5,935,279
      04/95       To various entities, for subsequently abandoned oil and
                      gas interests                                                        310,800                  777
      06/95       To two corporations, for Movico Property                                 623,424            1,137,635
      06/95       To an individual for cash                                                 10,000               10,000
      12/95       To Dalcun Investments Ltd. and Arjon Enterprises Inc. for
                      a $250,000 note and a $146,000 note, net                             107,258               88,008



      Date                                 Transaction                                     Number           Consideration
      ----                                 -----------                                    --------          -------------
      12/95       To Eugene A. Soltero in exchange for pre-incorporation                    80,000                2,920
                      services
                  To James E. Hogue, for pre-incorporation services                         80,000                2,920
                  To Peter Lucas, for post-incorporation services                          150,000                5,475
                  To C. Ron Burden, for post-incorporation services                        150,000                5,475
                  To Robert Harris, for services                                           100,000                3,650
                  To other individuals, for services                                       240,000                8,759
      04/96       To Royal Trust, for cash (1)                                           1,000,000            1,642,291
                  To Majendie Securities, Ltd., for cash (1)                                22,500               36,956
                  To Cramer & Cie, for cash (1)                                            150,000              246,375
                  To Tewson Ltd., for cash                                                 100,000              164,250
      06/96       To debenture holders, on conversion of debenture (2)                     288,259              426,474
                  To former Arjon shareholders on merger,                                  686,551              146,300
                      less commission and other costs (3)                                                     (421,785)
      07/96       To individuals, for services                                               4,388                7,207
                  To a former Arjon shareholder on exercise of warrant                       8,334                4,015
                                                                                         ---------           ----------

TOTAL ISSUED AND OUTSTANDING                                                             9,204,318           $9,443,160
                                                                                         =========           ==========


---------------------------

(1) Cotton Valley sold in Canada units, consisting of one Common Share and one-half a Warrant to purchase a Common Share until December 31, 1997, at Cdn $2.75 ($2.00) per share, for Cdn $2.25 ($1.64) each.

(2) Cotton Valley sold in Canada convertible debentures which were converted to shares of common stock at the rate Cdn $2.02 ($1.48) per share of common stock.

(3) Costs relate to the sale of units in Canada, the sale of debentures in Canada and the merger with Arjon.


      b) Reserved Shares

      In addition to the shares of common stock issued by Cotton Valley, Cotton Valley has reserved for issuance 2,856,886 shares of common stock pursuant to:

     (i) 1,266,985 Class A Warrants, where each Class A Warrant entitles the holder to purchase one share in the common stock of Cotton Valley until December 31, 1997, at the price of Cdn $2.75 ($2.00). These Class A Warrants were issued:

          (a)  636,250 in connection with a sale of Units in Canada;

          (b)  112,390 in connection with conversion of debenture; and

          (c) 518,345 in connection with the acquisition of oil and gas interests.

     (ii) 236,480 Agent's Options in connection with the sale of debentures and Units. The terms are:

          (a)  37,741 at Cdn $2.02 ($1.48) until August 31, 1998;

          (b)  73,739 at Cdn $2.75 ($2.00) until December 31, 1997; and

          (c)  125,000 at Cdn $2.25 ($1.64) until April 30, 1998.

     (iii)930,000 stock options issued to directors and employees. These options are exercisable at Cdn $2.50 ($1.83) and expire August 6, 1999 (130,000) and July 1, 2000 (800,000).

     (iv) 325,000 Warrants granted to former Arjon shareholders. Each Warrant is exercisable at Cdn $0.66 ($0.48) until December 31, 1998.

     (v) 98,421 Series B Warrants granted to former Arjon shareholders. Each Warrant is exercisable at Cdn $2.25 ($1.64) until December 31, 1997.

Item 27.      Exhibits

      The following documents are filed as exhibits to this registration statement:


     Exhibit                                                                                              Sequentially
     Number                                              Description                                      Numbered Page
     -------                                             -----------                                      -------------
       1*         Underwriting Agreement
      3.1**       Articles of Amalgamation
      3.2         Bylaws
      4.1*        Text and Description of Graphics and Images Appearing on Certificate for Common
                  Stock
      4.2*        Text and Description of Graphics and Images Appearing on Certificate for Units
      4.3*        Text and Description of Graphics and Images Appearing on Certificate for Preferred
                  Stock
      4.4*        Text and Description of Graphics and Images Appearing on Certificate for Warrants
        5*        Opinion of Weir & Foulds
        9         Voting Trust Agreement, as amended
      10.1        Property Option Purchase Agreement (Movico)
      10.2        Letter Agreement with Decker Exploration, Inc. (Movico)
      20.1        Form of Proxy
      20.2        Special Meeting Memorandum
      20.3        Management Information Circular
       21         Subsidiaries
      23.1*       Consent of Weir & Foulds
      23.2        Consent of Hein + Associates, LLP
       27         Financial Data Schedule

-----------------------
  *    To be filed by amendment.
  **   Previously filed and incorporated by reference herein.

Item 28.      Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

     (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on _____________, 1996.


COTTON VALLEY RESOURCES CORPORATION
         (Registrant)

By:                                                    By:
--------------------------------------------                 --------------------------------------------
         Eugene A. Soltero                                            Peter Lucas
         Chairman of the Board and Chief Executive                    Senior Vice President and Chief Financial
         Officer                                                      Officer
         (Principal Executive Officer)                                (Principal Financial and Accounting
                                                                      Officer)


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                                     Title                                    Date
---------                                     -----                                    ----
                                              Chairman of the Board and Chief          _______________, 1996
                                              Executive Officer
-----------------------------------------
Eugene A. Soltero
                                              President, Chief Operating Officer and
                                              Director
-----------------------------------------
James E. Hogue                                                                         _______________, 1996
                                              Senior Vice President and Chief
                                              Financial Officer
-----------------------------------------
Peter Lucas                                                                            _______________, 1996
                                              Senior Vice President of Exploration
-----------------------------------------
C. Ron Burden                                                                          _______________, 1996
                                              Director
-----------------------------------------
Wayne T. Egan                                                                          _______________, 1996


                                              Director
-----------------------------------------
Michael Kamis                                                                           _______________, 1996


                                              Director
-----------------------------------------
Richard J. Lachcik                                                                     _______________, 1996